Exhibit 99.1
Feldman Financial Advisors, Inc.
1001 Connecticut Avenue, NW • Suite 840
Washington, DC 20036
202-467-6862 • (Fax) 202-467-6963
Madison Square Federal Savings Bank
Baltimore, Maryland
Conversion Valuation Appraisal Report
Valued as of June 1, 2010
Prepared By
Feldman Financial Advisors, Inc.
Washington, D.C.

Feldman Financial Advisors, Inc.
1001 Connectcut Avenue, NW • Suite 840
Washington, DC 20036
202-467-6862 • (Fax) 202-467-6963
June 1, 2010
Board of Directors
Madison Square Federal Savings Bank
9649 Belair Road, Suite 300
Baltimore, Maryland 21236
Members of the Board:
     At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Madison Square Federal Savings Bank (“Madison Square” or the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of organization, the issuance of the Bank’s capital stock to Madison Bancorp, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Bank, employee benefit plans of the Bank, and other members of the general public (collectively referred to herein as the “Conversion”). This Appraisal is furnished pursuant to the Bank’s regulatory filing of the Application for Conversion (“Form AC”) with the Office of Thrift Supervision (“OTS”).
     Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Bank that included discussions with the Bank’s management, the Bank’s legal counsel, Kilpatrick Stockton, LLP, and the Bank’s independent auditor, Rowles & Company, LLP. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.
     We also reviewed, among other factors, the economy in the Bank’s primary market area and compared the Bank’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.
     The Appraisal is based on the Bank’s representation that the information contained in the Application and additional evidence furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditor, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

Feldman Financial Advisors, Inc.
Board of Directors
Madison Square Federal Savings Bank
June 1, 2010
Page Two
     It is our opinion that, as of June 1, 2010, the estimated aggregate pro forma market value of the Bank was within a range (the “Valuation Range”) of $5,950,000 to $8,050,000 with a midpoint of $7,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $9,257,500. Thus, assuming an offering price of $10.00 per share of common stock, the Company will offer a minimum of 595,000 shares, a midpoint of 700,000 shares, a maximum of 805,000 shares, and an adjusted maximum of 925,750 shares.
     Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.
     The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted, Feldman Financial Advisors, Inc.
/s/ Trent R. Feldman
Trent R. Feldman
President

/s/ Michael S. Green
Michael S. Green
Principal

Feldman Financial Advisors, Inc.

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LIST OF TABLES

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INTRODUCTION
     As requested, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Madison Square Federal Savings Bank (“Madison Square” or the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of organization, the issuance of the Bank’s capital stock to Madison Bancorp, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Bank, employee benefit plans of the Bank, and other members of the general public (collectively referred to herein as the “Conversion”). This appraisal report is furnished pursuant to the Bank’s regulatory filing of the Application for Conversion (“Form AC”) with the Office of Thrift Supervision (“OTS”).
     In the course of preparing the Appraisal, we reviewed and discussed with the Bank’s management and the Bank’s independent accountants, Rowles & Company, LLP, the audited financial statements of the Bank’s operations for the years ended March 31, 2009 and 2010. We also reviewed and discussed with management other financial matters of the Bank.
     Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Bank operates and assessed the Bank’s relative strengths and weaknesses.
     We examined and compared the Bank’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the

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securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Conversion on the Bank’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Bank.
     In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.
     Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.
     The valuation reported in this Appraisal will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial

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performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

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I. BUSINESS OF MADISON SQUARE FEDERAL SAVINGS BANK
General Overview
     Madison Square is a federally chartered savings association located in the Perry Hall area of Baltimore County, Maryland. Over the course of its history, Madison Square has operated as a community-oriented institution by offering a variety of loan and deposit products and serving other financial needs of the local community. The Bank conducts its business from its main office and four full service branches, including one office adjacent to its headquarters location. At March 31, 2010, Madison Square had total assets of $146.9 million, net loans of $90.3 million, deposits of $137.0 million, and equity capital of $9.1 million or 6.17% of total assets. The Bank is regulated by the OTS and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta.
     Madison Square was incorporated in 1870 under the laws of the state of Maryland as a building society in the predominantly German neighborhoods it first served. At a time when banks focused on commercial customers, Madison Square, like other building societies, helped people achieve home ownership by promoting thrift, pooling resources and lending wisely. The name Madison Square comes from the public square adjacent to the Bank’s original location at 1312 East Eager Street. Since then, the Bank has moved and grown. In 1985, it became a member of the FHLB system and obtained federal insurance for its savings accounts. In 1986, the Bank received a federal charter and officially became known as Madison Square Federal Savings Bank. The Bank is a federally-chartered mutual savings bank engaged in banking and related services in the Baltimore Metropolitan Area, primarily in the northeastern corridor following interstate 95 from Baltimore City to the Delaware border.

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     The Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans. At March 31, 2010, residential mortgage loans totaled $64.6 million, or 71.1% of the Bank’s loan portfolio. The Bank also focuses on the origination of commercial real estate and commercial business loans as a means to improve its net interest margin and manage its interest rate risk, as the residential mortgage loan portfolio is primarily fixed-rate. Commercial real estate loans totaled $11.6 million or 12.8% of the loan portfolio and commercial business loans totaled $4.8 million or 5.2% of the loan portfolio. To a lesser extent, the Bank also originates home equity loans, loans secured by other properties, residential construction and land loans, and consumer loans (primarily automobile). The Bank also invests in various investment securities.
     Madison Square’s business strategy is to become a full-service provider of the financial needs of a growing customer base in northeastern Baltimore City, eastern Baltimore County, Harford County and adjoining counties and to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service. The Bank’s current business objectives emphasize residential mortgage lending and commercial lending and Madison Square will continue to offer these types of loans. Beginning in 2008, with the addition of a new president, the Bank began to focus on the generation of commercial real estate loans and commercial business loans, which have become a larger part of the loan portfolio. The Bank also was able to generate commercial checking accounts in connection with this growth. The Bank may hire an additional senior commercial real estate loan officer in 2011 to help generate increased volumes of non-residential loans.

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     Since its establishment in 1870, the Bank has been operating continuously in the Baltimore market. The Bank is committed to meeting the financial needs of the communities in which it operates, and is dedicated to providing quality personal service to its customers and responding promptly to customer needs and inquiries. The Bank believes that its community orientation is attractive to customers and distinguishes it from the larger banks that operate in the local area. Madison Square is presently focused on strengthening and expanding customer relationships, both consumer and commercial, to generate additional internal growth from its franchise.
     Under the direction of its new management team, the Bank has developed a strategy to return to profitability and position Madison Square Federal Savings Bank for eventual growth. The objective is to build on historic strengths of customer loyalty, low cost deposits and high asset quality, and gradually grow the balance sheet with assets and liabilities that will allow the Bank to increase its net interest margin while reducing exposure to risk from interest rate fluctuations. The principal elements of the Bank’s business strategy are as follows:
•	Building on Strengths as a Community-Oriented Financial Institution. The Bank has operated continuously as a community-oriented financial institution since it was established in 1870. The Bank is committed to meeting the financial needs of the communities in which it operates, and is dedicated to providing quality personal service to its customers. The Bank provides a broad range of consumer and business financial services through a network of branches and will continually seek out ways to improve convenience, safety and service through product offerings. The Bank has developed a core of loyal customers, which has allowed the Bank generate low cost deposits while maintaining strong asset quality.

•	Growing the Balance Sheet by Increasing Commercial Real Estate and Commercial Business Loans. The Bank’s strategic plan calls for the balance sheet to grow by emphasizing assets and liabilities that allow the Bank to increase its net interest margin while reducing the exposure to risk from interest rate fluctuations. The strategy has been, and continues to be, to increase the percentage of assets invested in commercial and commercial real

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estate loans, which tend to have higher yields than traditional single-family residential mortgage loans and which have shorter terms to maturity or adjustable interest rates. With respect to liabilities, the strategy is to emphasize transaction and money market accounts, as well as certificates of deposit of various terms. These deposit types are valued because they represent longer-term customer relationships and a lower cost of funding compared to longer-term certificates of deposit.

•	Emphasizing lower cost core deposits to maintain low funding costs. The Bank seeks to increase net interest income by controlling costs of funding rather than maximizing asset yields because originating loans with high yields often involves greater credit risk. As a traditional thrift institution, a greater percentage of deposit accounts have been higher balance, higher costing certificates of deposits. Over the past several years, the Bank has sought to reduce its dependence on traditional high cost deposits in favor of stable low cost demand deposits. To accomplish this, the Bank has utilized additional product offerings, technology and a focus on customer service in working toward this goal.

•	Controlling Non-interest Expenses. Because of the competitive environment in which the Bank operates and the resultant pressures on the interest rate margin, it is important that the Bank work to control non-interest expenses. Non-interest expenses increased by $126,000, or 3.3%, from $3.8 million for the year ended March 31, 2009 to $3.9 million for the year ended March 31, 2010. This increase included an increase of $309,000, or 372.9%, attributable to increases in FDIC premiums and OTS assessments, as all banks were assessed higher FDIC premiums in the year ended March 31, 2010 to replenish the reserve fund following the heightened level of bank failures over the last two years. However, the Bank decreased salaries and employee benefits by $34,000, or 1.8%, and decreased occupancy and equipment expense by $80,000, or 7.2%, for the year ended March 31, 2010 compared to the year ended March 31, 2009.

•	Adding a New Branch in the Bank’s Existing Market Area or a Contiguous County Within the Next Three Years. The Bank intends to add a new branch in its existing market area or a contiguous county within the next three years, although it has no current plans or commitments regarding a specific additional branch office.

•	Expanding Market Share Within the Primary Market Area. The Bank intends to expand market share in its primary market area through enhancing the efforts of staff in marketing additional products and services to customers. The Bank believes that it has a solid infrastructure in place that will allow it to grow assets and liabilities without adding materially to non-interest expenses.

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     The Bank intends to operate as a well capitalized, profitable, community oriented financial institution and leverage the significant level of customer loyalty it has amassed through its many years of operation. While the Bank realizes that it may be restrained by limited resources as a relatively small financial institution, it has attempted to add competent and versatile personnel to broaden its staff expertise. The President and Chief Executive Officer (“CEO”) of Madison Square, Michael Gavin, joined the Bank in January 2008, replacing the former president, David Wallace, who has remained involved in the Bank’s operations in his new position of Executive Chairman. Mr. Gavin has been instrumental in expanding the Bank’s loan portfolio over the past several years through the generation of quality commercial loans. The Executive Vice President of commercial lending, Ronald E. Ballard, was appointed to his position in April 2008, following the addition of Mr. Gavin, as they both worked together previously at another financial institution. Mr. Ballard is an experienced commercial lender and has also been instrumental in conservatively increasing the loan portfolio. The current management team has considerable experience in the local financial services industry.
     While the Bank’s present equity capital level is adequate at 6.17% of total assets as of March 31, 2010, the Bank believes it must raise additional capital in order to facilitate its growth and loan diversification objectives, and provide a greater cushion in response to the heightened risk profile associated with uncertain economic and expansion risks. As a stock corporation upon completion of the Conversion, the Bank will be organized in the form used by commercial banks, most major corporations, and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Bank the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

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     The Bank also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to expand or to make acquisitions. After the Conversion, the Bank will have increased ability to merge with or acquire other financial institutions, branches or business enterprises. Finally, the Bank expects to benefit from its employees and directors having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees and directors.
     In summary, Madison Square’s primary reasons for implementing the Conversion and raising additional capital through the offering are to:
•	increase the capital of Madison Square to support future lending and operational growth and to allow the Bank to make larger loans to individual borrowers under regulatory limits;

•	enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities;

•	support future branching activities and/or the acquisition of other financial institutions or financial services companies; and

•	implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance the current incentive-based compensation programs.
     The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Bank’s economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Bank’s balance sheets as of March 31, 2009 and 2010. Exhibit II-2 presents the Bank’s income statements for the years ended March 31, 2009 and 2010.

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Financial Condition
     Table 1 presents selected data concerning the Bank’s financial position as of March 31, 2009 and 2010. Table 2 displays relative balance sheet concentrations for the Bank as of similar fiscal year-end periods.
Table 1
Selected Financial Condition Data
As of March 31 2009 and 2010
(Dollars in Thousands)

	March 31,
	2010	2009
Total assets	$146,889	$140,432
Cash and cash equivalents	13,355	16,321
Investment securities	35,764	28,784
Federal Home Loan Bank stock	243	243
Loans receivable, net	90,336	89,409
Total deposits	136,965	129,581
Borrowed funds	0	0
Equity capital	9,063	9,911
Source: Madison Square FSB, audited financial statements.
Asset Composition
     The Bank’s total assets amounted to $146.9 million at March 31, 2010, reflecting approximately a $6.5 million increase or 4.6% over assets of $140.4 million at March 31, 2009. The increase in assets was accomplished through increased investment securities and minor growth in the loan portfolio. The investment portfolio increased from $28.8 million at March 31, 2009 to $35.8 million at March 31, 2010. The concentration of net loans to total assets decreased slightly from 63.7% at March 31, 2009 to 61.5% at March 31, 2010. Conversely, as shown in Table 2, the ratio of cash and investments to assets increased from 32.1% to 34.1%.

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Table 2
Relative Balance Sheet Concentrations
As of March 31, 2009 to 2010
(Percent of Total Assets)

	March 31,
	2010	2009
Cash and investments	34.09	32.12
Loans receivable, net	61.50	63.67
Other assets	4.41	4.21

Total Assets	100.00	100.00

Total deposits	93.24	92.27
Borrowed funds	0.00	0.00
Other liabilities	0.59	0.67

Total Liabilities	93.83	92.94
Equity capital	6.17	7.06

Total Liabilities and Equity	100.00	100.00

Source: Madison Square FSB, audited financial statements.
     For many years, the Bank operated as a traditional thrift institution emphasizing one loan product – long-term, fixed-rate, single-family residential mortgage loans. While residential mortgages continue to be the predominant loan type within the Bank’s portfolio, the Bank began to diversify its loan mix commencing in early 2008 with the arrival of Mr. Gavin and Mr. Ballard. As presented in Exhibit II-3, the Bank’s current loan portfolio is dominated by the residential loan portfolio comprising $64.6 million or 71.1% of the loan portfolio at March 31, 2010. However, in connection with its strategy of commercial lending, the residential mortgage portfolio is down from $69.3 million or 77.4% of the loan portfolio at March 31, 2009. Over this same time period, commercial real estate loans, land loans, construction loans and commercial business loans have increased.

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     After the Conversion, the Bank plans to continue to expand and diversify the loan portfolio. Specifically, in addition to a continuing the origination of residential mortgage loans, the Bank intends to continue to diversify the loan portfolio by focusing on the origination of commercial real estate loans and commercial business loans, which are expected to represent an increasing portion of the portfolio in future years. In addition, the Bank intends to increase its originations of construction loans and lines of credit. In conjunction with its expanded lending activities, the Bank expects to hire an additional commercial loan officer in the year after the Conversion.
     A significant portion of the Bank’s primary lending activity consists of the origination of first mortgage loans secured by one- to four-family owner occupied residential properties located in the Bank’s market area. Loans are generated through the Bank’s existing customers and referrals. The Bank has no broker relationships and performs little marketing or advertising. The Bank generally has limited its real estate loan originations to the financing of properties located within its depository market area and has made few loans in contiguous counties.
     The Bank’s residential mortgage loans generally have terms of 15, 20, or 30 years. Madison Square offers a mix of adjustable rate mortgage loans (“ARMs”) and fixed-rate mortgage loans with terms of up to 30 years. Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to an initially discounted interest rate and loan fees for multi-year adjustable-rate mortgages. All residential mortgage originations are retained in portfolio for long-term investment. The Bank has not sold loans in the secondary mortgage market; however, the Bank’s loans are generally underwritten to secondary mortgage standards.

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Adhering to a conservative lending strategy, the Bank has not and does not offer interest only, option ARM, negative amortization, Alt-A, or sub-prime loans. Furthermore, the Bank has not experienced any foreclosures in recent years within its residential mortgage loan portfolio.
     An increased segment of the Bank’s recent lending activity has been the origination of commercial and other mortgage loans. For the year ended March 31, 2009, total mortgage loan originations approximated $28.3 million, of which $12.3 million or 43.6% were residential mortgage loans and $16.0 million or 56.4% of real estate originations were commercial real estate or other real estate loans (land loans, lines of credit and residential construction loans). Total real estate mortgage loan originations were $15.3 million in the year ended March 31, 2010, of which $7.9 million were residential real estate mortgage loans. Commercial real estate and other real estate secured loans are generated through Madison Square’s existing customer base and referrals, and previous customer relationships that Mr. Gavin and Mr. Ballard had from prior banking experience. Loan origination activity for the fiscal years ended March 31, 2009 and 2010 are shown in Exhibit II-4.
     The Bank originates fixed-rate commercial real estate loans, generally with repricing at terms of three to five years and initial payments typically based an amortization schedule of up to 25 years. Interest rates vary and are based on market factors. The Bank also offers adjustable-rate commercial real estate loans, generally with terms of up to 30 years and with interest rates typically equal to the corresponding three- or five-year U.S. Treasury bill rate plus a margin up to 300 basis points. Loans are secured by first mortgages, generally are originated with a maximum loan-to-value ratio of 75% and may require specified debt service coverage ratios depending on the characteristics of the project. Rates and other terms on such loans generally depend on the Bank’s assessment of credit risk after considering such factors as the

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borrower’s financial condition and credit history, loan-to-value ratio, debt service coverage ratio, and other factors. Many of the commercial real estate loans typically provide for an interest rate floor.
     Based on the Bank’s capital level and due to the size of some of the commercial loans originated, the Bank has sold, on a participation basis, certain loans to other community banks which Madison Square has had a long-established relationship. As of March 31, 2009, the Bank had one non-accrual commercial real estate loan approximating $721,000. Since that time, the loan has become current and performing according to terms. At March 31, 2010, the Bank had no commercial real estate loans that were on non-accrual status.
     The Bank also originates loans to individuals and developers for the purpose of developing vacant land in the Bank’s primary market area, typically for building an individual’s future residence or, in the case of a developer, residential subdivisions or commercial property. At March 31, 2010, land loans totaled $4.8 million, which represented 5.3% of the total loan portfolio. Land loans, which are offered for terms of up to five years, generally are indexed to the prime rate as reported in the Wall Street Journal plus a margin. Madison Square generally limits the loan-to-value ratio to a maximum of 75%. At March 31, 2010, the largest land loan had an outstanding balance of $1.5 million, of which the Bank held $800,000 after the sale of a participation interest in this loan. This loan was performing in accordance with its original terms at March 31, 2010.
     Madison Square offers home equity lines of credit, which include adjustable-rate loans with terms up to 20 years. Typically, the Bank does not originate home equity loans with loan-

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to-value ratios exceeding 80%, including any first mortgage loan balance. At March 31, 2010, home equity lines of credit totaled $1.4 million, or 1.6% of the total loan portfolio.
     The Bank originates construction loans for one-to four-family homes. At March 31, 2010, residential construction loans totaled $2.4 million, which represented 2.64% of the total loan portfolio. Construction loans are typically for a term of up to 18 months, with monthly interest only payments. Except for speculative loans, discussed below, residential construction loans generally are only made to homeowners, and the repayment of such loans generally comes from the proceeds of a permanent mortgage loan for which a commitment is typically in place when the construction loan is originated. Occasionally, the Bank also originates construction loans to builders where the homes have been presold to buyers at the time of the loan. Interest rates on these loans are generally tied to the prime rate as published in the Wall Street Journal plus 100 basis points, and can vary depending on the construction period. The Bank generally requires a maximum loan-to-value ratio of 80% for all construction loans. Funds are generally disbursed on a percentage-of-completion basis following an inspection by a third party inspector or qualified bank personnel.
     While the Bank also originates speculative construction loans to builders who have not identified a buyer for the completed property at the time of origination (known as “speculative” construction loans), this type of lending is generally limited to a group of well-established builders in the Bank’s primary market area and limits the number of projects with each builder. At March 31, 2010, the Bank had approved commitments for speculative construction loans of $2.7 million, of which $1.6 million was outstanding. The Bank generally requires a maximum loan-to-value ratio of 75% for speculative construction loans.

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     At March 31, 2010, the largest non-speculative construction loan relationship was a commitment of $900,000, of which $360,000 of which was outstanding, and with the sale of a 55% participation interest in the loan, the Bank had an outstanding balance of $162,000. This relationship was performing according to its original terms at March 31, 2010. At March 31, 2010, the largest speculative construction loan relationship included two loans of $2.5 million, of which the Bank held $1.3 million after the sale of a participation interest, and $900,000, respectively. The first credit had an outstanding balance of $392,000, $196,000 of which represented the Bank’s interest in the loan, and the second credit had an outstanding balance of $300,000 at March 31, 2010. Both loans were performing according to their original terms at March 31, 2010.
     Madison Square offers commercial business loans to small businesses located in its primary market area. At March 31, 2010, commercial business loans totaled $4.8 million, which represented 5.2% of the total loan portfolio. The commercial business loan portfolio consists primarily of loans that are secured by equipment or other business assets, but also includes a smaller amount of unsecured loans for purposes of financing expansion or providing working capital for general business purposes. Commercial business loans generally are floating-rate loans indexed to the prime rate as published in the Wall Street Journal plus a margin, and fixed-rate loans for terms of up to five years with payments based on full amortization. The Bank also offers commercial lines of credit, which are generally adjustable-rate loans indexed to the prime rate plus a margin, and are reviewed annually to determine whether to approve an extension. Key loan terms vary depending on the collateral, the borrower’s financial condition and credit history, debt service coverage ratio and other relevant factors.

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     The Bank offers consumer loans as an accommodation to customers, but does not emphasize this type of lending. Historically, the Bank has made a variety of consumer loans, including automobile and motorcycle loans, boat loans, commercial vehicle loans and overdraft lines of credit, but the portfolio primarily consists of automobile loans. At March 31, 2010, consumer loans totaled $1.2 million, or 1.32% of the total loan portfolio. Consumer loans are typically fixed-rate loans with terms of up to 10 years. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan.
     Exhibit II-4 displays the Bank’s net loan activity for the years ended March 31, 2009 and 2010. Total loan originations amounted to $35.8 million and $21.2 million in fiscal 2009 and fiscal 2010, respectively. During the past fiscal year, the Bank also purchased $0.9 million in loans from another local community bank and sold (via participation) approximately $2.7 million of loans.
     Exhibit II-5 presents a summary of the Bank’s investment portfolio as of March 31, 2009 and 2010. As mentioned previously, the Bank’s investment and liquidity holdings have increased in recent years as the loan portfolio has remained flat. At March 31, 2010, the Bank’s investment securities available for sale amounted to $33.5 million and consisted primarily of mortgage-backed securities totaling $26.3 million and also included U.S. government and federal agency obligations and brokered deposit investments. The Bank’s investment objectives are to maintain high asset quality, provide liquidity, establish an acceptable level of interest rate and credit risk, provide an alternate source of low-risk investments when demand for loans is weak, and generate a favorable return.

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     At March 31, 2010, the Bank’s held-to-maturity portfolio which is carried at amortized cost, totaled $2.3 million and was comprised of agency and non-agency mortgage-backed securities. These securities relate to management’s decision in 2009 to exercise a redemption-in-kind (“RIK”) option offered related to its investment in the Shay Ultra Short Mortgage Fund. The Bank’s original investment in the fund was $5.0 million and in fiscal 2009 the Bank realized a $1.2 million loss in exercising the RIK option. In fiscal 2010, the Bank experienced an other than temporary loss (“OTTI”) relating to the investment totaling $0.3 million.
     At March 31, 2010, the Bank had significant liquidity, with cash and cash equivalents approximating $13.3 million or 9.1% of total assets. The Bank also had certificates of deposit at other financial institutions totaling $1.0 million at March 31, 2010.
Liability Composition
     Deposits are the Bank’s major external source of funds for lending and other investment purposes. Exhibit II-6 presents a summary of the Bank’s deposit composition as of March 31, 2009 and 2010. Total deposits amounted to $137.0 million or 93.2% of total assets and 99.4% of total liabilities at March 31, 2010. Deposits increased by $7.4 million or 5.7% from March 31, 2009 to March 31, 2010.
     Madison Square generates deposits primarily from within its market area. The Bank relies on competitive pricing and customer service to attract and retain deposits. The Bank offers a variety of deposit accounts with a range of interest rates and terms. The Bank’s current deposit account offerings consist of commercial and personal checking accounts, savings accounts, money market accounts, and certificates of deposit. The Bank periodically reviews and establishes interest rates, maturity terms, service fees, and withdrawal penalties for its deposit accounts. Deposit rates and terms are based primarily on current operating strategies, market

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interest rates, liquidity requirements, interest rates paid by competitors, and deposit growth goals.
     Certificates of deposit are the largest deposit category at Madison Square and accounted for $101.0 million or 73.8% of total deposits at March 31, 2010. Approximately 58.4% or $59.0 million of the certificate portfolio had remaining maturities of one year or less. The Bank has managed to maintain a stable concentration of savings accounts, which equaled $23.2 million or 17.0% of total deposits at March 31, 2010, up from $22.2 million or 17.1% of total deposits at March 31, 2009. The Bank has a very loyal segment of its customer base that prefers the passbook savings account. Interest-bearing demand deposits amounted to $7.4 million or 5.4% of total deposits and have been targeted for growth by the Bank. Madison Square had $5.3 million of non-interest bearing accounts or 3.9% of total deposits at March 31, 2010. As of March 31, 2010, the weighted average costs of interest-bearing demand, savings, and certificate accounts were 0.53%, 0.25%, and 2.41%, respectively. The weighted average cost of total interest-bearing deposits was 1.95% at March 31, 2010.
     The Bank’s deposit flow is influenced by general economic conditions, changes in money market rates, prevailing interest rates, and competition. The Bank’s deposits are obtained predominantly from the surrounding market area where its main office and branches are located including northeast Baltimore City, Baltimore County and Harford County. Historically, the Bank has relied primarily on customer service and longstanding relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect its ability to attract and retain deposits. As of March 31, 2010, the Bank had no brokered deposit accounts and the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $36.6

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million or 26.8% of total deposits. The Bank plans to emphasize the growth of core deposits (non-certificate transaction accounts) by offering new products and services that attract full-service banking relationships, developing an enhanced sales culture among branch personnel, and providing online internet banking access.
Equity Capital
     The Bank has historically maintained solid capital levels. The increased leverage of the Bank’s capital base has facilitated the recent expansion of the balance sheet. Madison Square’s equity capital decreased from $9.9 million at March 31, 2009 to $9.1 million at March 31, 2010 as a result of operating losses and one-time charges. Over the same time period, the Bank’s ratio of total equity to total assets decreased from 7.06% to 6.17%. The Bank’s capital levels remain above minimum regulatory requirements to be deemed “well capitalized”. The Bank’s regulatory capital ratios of Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital were 6.07%, 11.53%, and 12.26%, respectively, as of March 31, 2010. In comparison, the minimum regulatory requirements under OTS guidelines were 1.50%, 3.00%, and 8.00%, and the threshold requirements for regulatory “well capitalized” levels were 5.00%, 6.00%, and 10.00%, respectively. Based on these capital ratios and measures, the Bank was considered “well capitalized” as of March 31, 2010.
Income and Expense Trends
     Table 3 displays the main components of the Bank’s earnings performance over the fiscal years ended March 31, 2009 and 2010. Table 4 displays the Bank’s principal income and expense ratios as a percent of average assets for the same periods. Table 5 displays the Bank’s

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weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities for recent periods.
Historical Overview
     Over the past few years, Madison Square has shown a steady trend of net losses, primarily resulting from low interest spreads and securities impairment charges and losses on sales. While the Bank’s net interest margin for the year ended March 31, 2010 was low at 2.37%, it has improved from the 1.91% recorded in the year ended March 31, 2009. The Bank’s net interest margin has remained low, as Madison Square has maintained a large level of liquidity to insulate the Bank from risks of significant deposit withdrawals and limiting short-term credit risk until markets further improve. The Bank recorded a net loss of $855,000 in fiscal 2010, representing a return on average assets (“ROA”) of negative 0.59% and a return on average equity (“ROE”) of negative 9.17%. Net losses for the year ended March 31, 2009 were $1.7 million, primarily due to losses on sales of investment securities approximating $1.2 million. The Bank’s ROA and ROE measured negative 1.33% and negative 16.39%, respectively, in fiscal year ending March 31, 2009.

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Table 3
Income Statement Summary
For the Years Ended March 31, 2009 and 2010
(Dollars in Thousands)

	Years Ended March 31,
	2010	2009
Total interest income	$6,322	$5,916
Total interest expense	3,022	3,584

Net interest income	3,300	2,332

Provision for loan losses	242	213

Net interest income after provision	3,058	2,119

Total non-interest income	26	(223)
Total non-interest expense	3,938	3,812

Income before taxes	(855)	(1,916)
Income tax expense	0	(198)

Net income	$(855)	$(1,718)

Source:	Madison Square FSB, audited financial statements.

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Table 4
Income Statement Ratios
For the Years Ended March 31, 2009 to 2010
(Percent of Average Assets)

	Years Ended March 31,
	2010	2009
Total interest income	4.40%	4.56%
Total interest expense	2.10	2.76

Net interest income	2.30	1.80
Provision for loan losses	0.17	0.16

Net int. income after provision	2.13	1.63

Total non-interest income	0.02	(0.17)
Total non-interest expense	2.74	2.94

Income before taxes	(0.60)	(1.48)
Income tax expense	(0.00)	(0.15)

Net income	(0.59)%	(1.33)%

Source:	Madison Square FSB; Feldman Financial.
Years Ended March 31, 2009 and 2010
     Madison Square recorded a net loss of $855,000 for the year ended March 31, 2010 and a net loss of $1.7 million for the year ended March 31, 2009. The net loss for the year ended March 31, 2009 included a $1.2 million loss on sale of investment securities in connection with the Bank’s acceptance of a redemption in-kind of its investment in a mutual fund, which was partially offset by a gain of $719,000 recorded on the sale of the Bank’s former main office.
     Net interest income benefited from falling interest rates during the year ended March 31, 2010. Net interest income increased by $1.0 million, or 41.5%, from $2.3 million for the year ended March 31, 2009 to $3.3 million for the year ended March 31, 2010. The increase in net interest income is primarily attributable to a 51 basis point increase in the interest rate spread from 1.73% for the year ended March 31, 2009 to 2.24% for the year ended March 31, 2010, as

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the Bank was able to take advantage of decreasing market interest rates to reduce its cost of funds while limiting the decrease in yields earned on assets. The interest rate spread also benefited from management’s efforts to attract more residential construction and commercial real estate loans and commercial loans that generally carry higher rates than traditional single-family mortgage loans. Also contributing to the increase in net interest income was a $17.2 million, or 14.1%, increase in the average balance of interest-earning assets.
     As shown in Table 5, the weighted average yield on interest-earning assets declined slightly from 4.86% in fiscal 2009 to 4.55% in fiscal 2010. The weighted average yield of the loan portfolio remained relatively flat, approximating 5.65% for fiscal 2010. The cost of interest-bearing liabilities decreased from 3.13% in fiscal 2009 to 2.31% in fiscal 2010. As a result, the Bank’s net interest spread improved by 51 basis points from 1.73% in fiscal 2009 to 2.24% in fiscal 2010 due to lower funding costs. The Bank’s net interest margin expanded by 46 basis points from 1.91% in fiscal 2009 to 2.37% in fiscal 2010.
     The Bank’s provision for loan losses increased from $213,000 for the year ended March 31, 2009 to $242,000 for the year ended March 31, 2010. At March 31, 2010, the allowance for loan losses was $605,000, or 0.67% of the total loan portfolio, compared to $380,000, or 0.42% of the total loan portfolio, at March 31, 2009.
     Non-interest income was $26,000 for the year ended March 31, 2010, as compared to a loss of $223,000 for the year ended March 31, 2009. Non-interest income for the year ended March 31, 2010 included an other-than-temporary impairment charge of $283,000 related to nonagency mortgage-backed securities the Bank received in the redemption in-kind of its investment in the AMF Ultra Short Mortgage mutual fund. During the year ended March 31, 2009, the Bank recorded a $1.2 million loss on sale of investment securities in connection with

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this redemption. In addition, during the year ended March 31, 2009, the Bank recorded a $719,000 gain on disposal of property attributable to the sale of the former main office. The Bank experienced a $35,000 gain on disposal of property during the year ended March 31, 2010.
     The Bank’s total non-interest expense increased by $126,000, or 3.3%, from $3.8 million for the year ended March 31, 2009 to $3.9 million for the year ended March 31, 2010. FDIC premiums and OTS assessments increased by $309,000, from $83,000 for the year ended March 31, 2009 to $392,000 for the year ended March 31, 2010, primarily due to increased deposit insurance premiums assessed by the FDIC against all insured institutions to replenish the insurance fund as a result of heightened level of bank failures in the last two years. Salaries and employee benefits decreased by $34,000, or 1.8%, during the year ended March 31, 2010 due to the reduction in full time equivalent employees. In addition, occupancy and equipment expense decreased by $80,000, or 7.2%, due to improved technology and expense management. Other operating expenses decreased by $56,000, or 20.8%, due to a reduction in legal fees and the Bank’s success in managing expenses.

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Table 5
Yield and Cost Summary
For the Years Ended March 31, 2009 to 2010

	Year Ended March 31,
	2010	2009
Weighted Average Yields
Cash and equivalents—interest-bearing	0.21%	1.08%
Investment securities held to maturity	10.90	4.98
Investment securities available for sale	3.19	3.79
Loans receivable	5.65	5.67
Other interest earning-assets	0.38	2.15

Total interest-earning assets	4.55	4.86

Weighted Average Costs
Time deposits	2.88	3.83
NOW and money market accounts	0.28	0.73
Savings accounts	0.54	1.21
Other interest-bearing liabilities	0.02	0.05

Total interest-bearing liabilities	2.31	3.13

Net interest spread(1)	2.24	1.73
Net interest margin(2)	2.37	1.91

(1)	Difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2)	Net interest income as a percentage of average interest-earning assets.

Source:	Madison Square FSB, preliminary prospectus.
     The Bank recorded an income tax benefit of $198,000 during the year ended March 31, 2009 as a result of the enactment of the Workers, Home Ownership, and Business Assistance Act of 2009, pursuant to which the period over which net operating losses could be carried back was extended. The Bank did not record a provision or benefit for income tax expense during the year ended March 31, 2010. At March 31, 2010, the Bank had a net operating loss carryforward totaling approximately $990,000, which expires in 2030 and 2031 and a capital loss carryforward of approximately $566,000, which expires in 2014. The Bank has established a valuation allowance to reflect uncertainty as to the ability to realize the deferred tax asset.

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Interest Rate Risk Management
     The Bank seeks to reduce its earnings vulnerability to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. Management actively monitors and manages the Bank’s interest rate risk exposure. The principal objective of the Bank’s interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given the Bank’s business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with guidelines approved by the Board of Directors. The Bank strives to maintain an acceptable balance between maximizing net interest spread potential and limiting its exposure to changes in interest rates.
     Because the net present value of the majority of the Bank’s assets and liabilities are sensitive to changes in interest rates, the most significant form of market risk is interest rate risk. The Bank is vulnerable to an increase in interest rates to the extent that its interest-bearing liabilities mature or reprice more quickly than its interest-earning assets. Interest rate risk management is administered by the Bank’s Asset/Liability Management Committee, which includes management selected by the board of directors. Interest rate risk reports are reviewed on a quarterly basis by the Board.
     As previously indicated, the Bank historically has emphasized the origination of fixed-rate mortgage loans in its portfolio in order to maximize net interest income and control credit risk. The Bank assumes increased exposure to interest rate fluctuations as a result of its investment in such loans. In a period of rising interest rates, the Bank’s net interest rate spread and net interest income may be negatively affected. As an offset to this risk, the Bank has focused loan

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origination volumes on commercial lending with interest rates that are adjustable. In addition, this transition is expected to be aided somewhat by the net proceeds from the offering which will support the future growth of interest-earning assets.
     The Bank measures its interest rate sensitivity based on the OTS model of net portfolio value (“NPV”) of market equity as facilitated by the regulatory analytical framework. NPV reflects the simulated equity of the Bank as obtained by estimating the economic present value of its assets, liabilities, and off-balance sheet items under different interest rate scenarios. Table 6 summarizes the interest rate sensitivity of the Bank’s NPV as of March 31, 2010, assuming instantaneous and sustained parallel shifts in the U.S. Treasury yield curve of 100 to 300 basis points either up or down in various increments. Because of the current level of interest rates, scenarios of down 200-plus basis points have not been considered.
     As shown in Table 6, the Bank’s NPV would be negatively impacted by an increase in interest rates. An increase in rates would negatively impact the Bank’s NPV as a result of deposit accounts repricing more rapidly than loans and securities due to the fixed-rate nature of a large portion of the Bank’s loan and investment portfolios. As rates rise, the market value of fixed-rate assets declines due to both the rate increases and slowing prepayments.
     Table 6 indicates that the Bank’s NPV was $11.7 million or 7.71% of the present value of portfolio assets as of March 31, 2010. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $4.2 million decrease in the Bank’s NPV and would result in a 258 basis point decrease in the NPV ratio to 5.14%. An immediate 100 basis point increase in market interest rates would result in a $2.0 million decrease in the

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Bank’s NPV and a 116 basis point decrease in the NPV ratio to 6.56%. Conversely, an immediate 100 basis point decrease in market interest rates would result in a $1.0 million increase in the Bank’s NPV and a 56 basis point increase in the NPV ratio to 8.27%.
Table 6
Interest Rate Risk Analysis
Net Portfolio Value
As of March 31, 2010
(Dollars in Thousands)

Change in
Interest		Change	Change		Basis Point
Rates(1)	Estimated	from Base	from Base	NPV	Change in
(basis points)	NPV(2)	(000s)	(%)	Ratio(3)	NPV Ratio
+ 300 b.p.	$5,035	$(6,659)	(57)%	3.56%	(416) b.p.
+ 200 b.p.	7,455	(4,240)	(36)%	5.14%	(258) b.p.
+ 100 b.p.	9,734	(1,960)	(17)%	6.56%	(116) b.p.
0 b.p.	11,695	—	—	7.71%	—
- 100 b.p.	12,723	1,029	9%	8.27%	56 b.p.

(1)	Assumes instantaneous and sustained parallel shifts in interest rates.

(2)	NPV is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts.

(3)	NPV divided by the present value of assets.

Source:	Madison Square FSB, preliminary prospectus.

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Asset Quality
     Table 7 summarizes the Bank’s total non-performing assets (“NPAs”) as of March 31, 2009 and 2010. The Bank’s ratio of non-performing assets to total assets decreased from 0.76% at March 31, 2009 to 0.49% at March 31, 2010. The Bank’s ratio of non-performing loans to total loans decreased from 0.90% at March 31, 2009 to 0.75% at March 31, 2010. Historically, the Bank has maintained very low levels of non-performing assets primarily due to conservative underwriting criteria and limited portfolio diversification. In recent years, the Bank has increased and further diversified the loan portfolio, while maintaining sound asset quality. The Bank’s non-performing asset ratios compare favorably to thrift industry benchmarks.
     At March 31, 2010, non-accrual loans consisted of a participation interest of $608,000 in a total loan of approximately $2.7 million for the rehab and sale of an historic apartment building consisting of 14 for sale units in Baltimore City. Also included in non-accrual loans at March 31, 2010 were three residential mortgage loans totaling $72,000. The decrease in non-accrual loans from March 31, 2009 to March 31, 2010 was attributable to the resolution of one loan with a balance of $722,000, which became a performing loan.
     In order to reflect the increased risk profile in the loan portfolio from commercial lending, the Bank increased its provision for loan losses from $213,000 in the year ended March 31, 2009 to $242,000 in the fiscal year ended March 31, 2010. Net charge-offs increased from $9,000 in fiscal 2009 to $17,000 in fiscal 2010, very low by industry standards. As a result, the allowance for loan losses increased from $380,000 or 0.42% of total loans at March 31, 2009 to $605,000 or 0.67% of total loans at March 31, 2010.

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Table 7
Non-performing Assets and Loan Loss Allowance Summary
As of or For the Years Ended March 31, 2009 and 2010
(Dollars in Thousands)

	Years Ended March 31,
	2010	2009
Non-performing Assets
Non-accruing loans:
Residential mortgage	$72	$83
Commercial real estate	0	721
Residential construction	608	0
Consumer	0	5

Total non-accruing loans	680	809

Other non-performing assets	41	257

Total non-performing assets	721	1,066
Troubled debt restructurings	0	0

Total restructured debt and non-performing assets	$721	$1,066

Total non-performing loans as a % of total loans	0.75%	0.90%
Total non-performing assets as a % of total assets	0.49%	0.76%

Allowance for Loan Losses
Beginning balance	$380	$175

Provision for loan losses	242	213

Charge-offs
Residential mortgages	17	—
Commercial real estate	—	—
Consumer	—	11

Total charge-offs	17	11

Recoveries on previous charge-offs:
Consumer	0	2

Total recoveries	0	2

Ending balance	605	380

Net (charge-offs) recoveries/average loans	0.02%	0.01%
Allowance as a % of non-performing loans	88.96%	46.92%
Allowance as a % of total loans	0.67%	0.42%

Source:	Madison Square FSB, preliminary prospectus.

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Subsidiary Activity
     Madison Square has one subsidiary, Madison Financial Services Corporation. Madison Financial Services Corporation was established in January 1994 as a licensed Maryland insurance provider, and provides insurance brokerage and agency services for liability, casualty, automobile, life, health or accident insurance.
     As a federally chartered savings association, the Bank is permitted by OTS regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries. The Bank may invest an additional 1% of its assets in service corporations if the additional funds are used for inner-city or community development purposes, and up to 50% of its total capital in conforming loans to service corporations in which it owns more than 10% of the capital stock. In addition to investments in service corporations, the Bank may invest an unlimited amount in operating subsidiaries engaged solely in activities in which the Bank may engage as a federal savings bank.

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Office Facilities
     The Bank currently conducts its business from its main office in the Perry Hall community of Baltimore, Maryland and four full service branches, including one office adjacent to its headquarters location. The headquarters and branch locations are at 9649 Belair Road and 9651 Belair Road, in Baltimore Maryland, respectively. The Perry Hall headquarters location was opened in 2001 and is a leased facility comprised of 13,992 square feet. The Perry Hall branch is an owned facility of approximately 4,800 square feet that was opened in 1997. The net book value of the branch was $1.1 million at March 31, 2010.
     The Bank’s other branches are located at 5415 Belair Road in the Gardenville area of Baltimore, Maryland, 2209 Belair Road in Fallston, Maryland and 126 N. Main Street in Bel Air, Maryland. The Gardenville branch is an owned facility that opened in 2006 and is approximately 2,500 square feet in size. The net book value of the branch was $1.2 million at March 31, 2010.
     The Fallston branch and the Bel Air branch are both leased facilities that opened in 2002 and 2009, respectively. The Fallston branch facility is subject to a land lease where, at termination of the land lease, the facility reverts to the landlord. The net book value of the Fallston branch was $0.6 million at March 31, 2010 and the net book value of the Bel Air branch was $75,000 at March 31, 2010. Exhibit II-7 sets forth the net book value of the land, building and leasehold improvements, and certain other information with respect to the Bank’s premises and equipment as of March 31, 2010.

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Market Area
Overview of Market Area
     Madison Square primarily serves communities located in Baltimore City and in Baltimore and Harford Counties in Maryland from its offices in Perry Hall and facilities situated southwest of the headquarters (Gardenville) in Baltimore City and Northeast locations in Baltimore and Harford Counties. In addition, the Bank has extended its lending into Cecil County, Maryland up to the Delaware border and has a couple of loans in southern Delaware and Pennsylvania. Baltimore City is the largest city in Maryland and is located near the District of Columbia. Baltimore City and Baltimore and Harford Counties have an estimated combined total population of approximately 1.7 million. The Baltimore City population has decreased 3.6% since 2000, while the population in Baltimore County and the Baltimore-Towson MSA has increased by approximately 5.8% since 2000. The economy of the greater Baltimore metropolitan area constitutes a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance related employment. The largest employers in the Baltimore metropolitan area include the University System of Maryland, John Hopkins University, John Hopkins Hospital and Health System, U.S. Social Security Administration, Fort Meade, and Aberdeen Proving Ground.
     Estimated per capita annual income in 2009 was $20,162 for Baltimore City, $31,637 for Baltimore County, and $31,235 for the Baltimore-Towson MSA, as compared to the Maryland state average of $32,538 and the United States average of $27,277. Median household income levels showed similar patterns, as the Baltimore City median was $36,540 and Baltimore County and the Baltimore-Towson MSA reported median income of $63,608 and $63,846, respectively,

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compared to $67,267 for Maryland and $54,719 for the United States. The January 2010 unemployment rate was 11.7% in Baltimore City and 8.7% in Baltimore County and the Baltimore-Towson MSA, compared to 8.3% in the state of Maryland and 9.7% in the United States.
Overview of Office Network
     The Bank conducts operations through its office locations in Gardenville, Perry Hall and Fallston communities in Baltimore City, Baltimore County and Harford County, respectively. Such counties are a part of the Baltimore-Towson metropolitan statistical area (“MSA”).
Demographic Profile of Market Area
     The Baltimore-Towson MSA consists of the following counties: Baltimore City, Baltimore County, Anne Arundel County, Carroll County, Harford County, Howard County, and Queen Anne’s County. The Baltimore-Towson MSA is the 20th most populous metropolitan area in the United States, and together with Washington, DC and Northern Virginia, constitutes the fourth largest combined statistical area in the United States. Located adjacent to major transportation corridors and the Washington, DC MSA, the Baltimore-Towson MSA provides a diversified economic base, with employment sectors that include a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities, finance, and defense contractors. In addition, the Bank’s market area demonstrates relatively strong population growth trends (except for Baltimore City) resulting from the shift to suburban markets for job opportunities and exhibits above average wealth in terms of income levels. The Baltimore-Towson MSA is home to six Fortune 1000 companies, Constellation Energy

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(utilities), W.R. Grace (chemicals), Black & Decker (industrial and farm equipment), Legg Mason (investments), T. Rowe Price (investments), and McCormick & Company (consumer foods)
     Table 8 presents comparative demographic data for the United States, the state of Maryland, the Baltimore-Towson MSA, Baltimore County, and Baltimore City. The state of Maryland had an estimated population in 2009 of 5.7 million. Approximately 47% of the state’s residents, or 2.7 million, resided in the Baltimore-Towson MSA. Baltimore County and Baltimore City had estimated populations in 2009 of approximately 798,000 and 628,000, respectively. Baltimore City has experienced a net population decline in recent years, while population growth rates in the outlying counties (Carroll, Harford, Howard, and Queen Anne’s) are projected to surpass the national and state growth rates over the net five years.
     Compared to national demographic trends, the Baltimore-Towson MSA reflects a slightly older and wealthier cross-section of residents. The median household net worth for 2009 is estimated at $124,993 in the Baltimore-Towson MSA, as compared to the United States median of $97,724. The median household income is estimated at $63,846 in the Baltimore-Towson MSA, as compared to the median United States household income of $54,719. The median age of residents in the Baltimore-Towson MSA was 38.4, as compared to the United States median age of 36.9. The number of owner occupied housing units is expected to increase by 2.3% in the Baltimore-Towson MSA over the next five years, as compared to 3.1% statewide and 6.1% nationally.

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     In recent year, the unemployment rates for Maryland, the Baltimore-Towson MSA, and Baltimore County have compared favorably to the national unemployment rate. However, the unemployment rate in Baltimore City has exceeded national and state averages. For January 2010, Maryland and the Baltimore-Towson MSA exhibited unemployment rates of 8.3% and 8.7%, respectively, compared to the national unemployment rate of 9.7%. The unemployment rate for Baltimore City was positioned higher at 11.7% for January 2010.

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Table 8
Selected Demographic Data

			Baltimore-
	United	State of	Towson	Baltimore	Baltimore
	States	Maryland	MSA	County	City
Total Population
2009 - Current	309,731,508	5,733,229	2,701,909	797,934	627,565
2014 - Projected	324,062,684	5,913,034	2,767,110	814,278	620,489
% Change 2000-09	10.06%	8.25%	5.83%	5.79%	-3.62%
% Change 2009-14	4.63%	3.14%	2.41%	2.05%	-1.13%

Age Distribution, 2009
0 - 14 Age Group	20.17%	19.81%	19.53%	17.65%	19.08%
15 -34 Age Group	27.29%	25.95%	25.90%	26.15%	29.43%
35 -54 Age Group	28.36%	30.02%	29.79%	28.70%	26.97%
55+ Age Group	24.18%	24.22%	24.78%	27.50%	24.52%

Median Age (years)	36.9	38.1	38.4	39.9	36.2

Total Households
2009 - Current	116,523,156	2,146,767	1,031,455	317,469	246,023
2014 - Projected	122,109,448	2,219,100	1,058,547	324,728	243,385
% Change 2000-09	10.47%	8.38%	5.89%	5.87%	-4.64%
% Change 2009-14	4.79%	3.37%	2.63%	2.29%	-1.07%

Median Household Income
2009 - Current	$54,719	$67,267	$63,846	$63,608	$36,540
2014 - Projected	$56,938	$70,086	$66,484	$67,248	$39,813
% Change 2000-09	29.78%	27.07%	27.85%	25.45%	21.48%
% Change 2009-14	4.06%	4.19%	4.13%	5.72%	8.96%

Average Household Income
2009 - Current	$71,437	$85,716	$80,576	$78,400	$49,513
2014 - Projected	$74,464	$88,037	$83,078	$79,642	$50,668
% Change 2000-09	26.12%	27.07%	27.81%	20.50%	17.64%
% Change 2009-14	4.24%	2.71%	3.11%	1.58%	2.33%

Per Capita Income
2009 - Current	$27,277	$32,538	$31,235	$31,637	$20,162
2014 - Projected	$28,494	$33,525	$32,306	$32,254	$20,734
% Change 2000-09	26.36%	27.03%	28.02%	20.90%	18.75%
% Change 2009-14	4.46%	3.03%	3.43%	1.95%	2.84%
Source: SNL Financial and ESRI.

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Table 8 (continued)
Selected Demographic Data

			Baltimore-
	United	State of	Towson	Baltimore	Baltimore
	States	Maryland	MSA	County	City
Median Household Net Worth	$97,724	$140,453	$124,993	$124,556	$18,853
Average Household Net Worth	$448,965	$540,888	$496,084	$466,454	$211,181

Current Household Net Worth
$0 - $35,000	42.33%	29.37%	30.93%	29.06%	56.93%
$35,000 - $100,000	16.10%	14.51%	14.83%	16.39%	15.38%
$100,000 - $250,000	18.94%	19.11%	19.55%	21.23%	14.15%
$250,000 - $500,000	13.27%	14.90%	14.70%	15.01%	6.58%
$500,000 +	17.38%	22.11%	19.99%	18.31%	6.97%

Total Number of Owner
Occupied Housing Units
2009 - Current	77,088,155	1,450,030	689,961	211,968	121,920
2014 - Projected	81,774,029	1,494,358	705,958	215,190	118,568
% Change 2000-09	10.42%	8.07%	5.85%	4.63%	-6.12%
% Change 2009-14	6.08%	3.06%	2.32%	1.52%	-2.75%

Current Value of Owner
Occupied Housing Units
$0 - $100,000	26.39%	5.35%	6.32%	1.82%	26.28%
$100,000 - $200,000	34.07%	19.91%	22.79%	26.34%	51.33%
$200,000 - $300,000	17.59%	27.35%	25.44%	31.11%	10.67%
$300,000 - $500,000	13.00%	29.02%	27.58%	24.21%	6.96%
$500,000 +	8.95%	18.37%	17.87%	16.53%	4.75%

Unemployment Rates
January 2010	9.7%	8.3%	8.7%	8.7%	11.7%
January 2009	7.6%	6.7%	7.0%	6.9%	9.9%
Source: SNL Financial and ESRI.

Feldman Financial Advisors, Inc.
Market Share Analysis
     Table 9 displays branch deposit data for the top 30 financial institutions in the Baltimore-Towson MSA as of June 30, 2009 (with deposit data adjusted for completed and pending mergers). Reflecting its small size, the Bank ranked 43rd in the Baltimore-Towson MSA out of 79 financial institutions with total deposits of $132.9 million as of June 30, 2009 and a market share of 0.24%. Previously, the Bank ranked 47th in the Baltimore-Towson MSA with total deposits of $110.1 million as of June 30, 2008. The top five financial institutions (Bank of America, M&T Bank, PNC Bank, Wells Fargo, and BB&T) held $38.7 billion or 71% of the deposit market in the Baltimore-Towson MSA. The deposit market in the area has been altered by the acquisition of its previously ranked fourth (Wachovia Bank) and fifth (Provident Bank) institutions. Wells Fargo acquired Wachovia in December 2008 and M&T Bank acquired Provident in May 2009. M&T Bank added to its local market share through the acquisition in August 2009 of the failed Bradford Bank.
     Table 10 provides residential mortgage market share data for the top 30 lenders in the Baltimore-Towson MSA as ranked by loans funded in calendar 2008 (the most recent data available). Large lenders such as Wells Fargo, Bank of America, JPMorgan Chase, and PNC ranked among the leading residential lenders in the local market area. Madison Square ranked 187th with a market share of 0.03% based on total residential mortgage loans funded of $6.4 million in 2008. Previously, the Bank ranked 172nd with a market share of 0.04% based on total residential mortgage loans funded of $10.4 million in 2007. Total residential mortgage originations in the Baltimore-Towson MSA declined 28.2% from $25.8 billion in 2007 to $18.6 billion in 2008. The average residential mortgage loan funded in the Baltimore-Towson MSA was approximately $233,000 in 2008 versus $214,000 in 2007

Feldman Financial Advisors, Inc.
Table 9
Deposit Market Share in the Baltimore-Towson MSA
Data as of June 30, 2009
Adjusted for Pending and Completed Mergers

				Pct. of
				Total Inst.	Deposit
				Deposits	Market	Total
	Financial		Branch	in Market	Share	Deposits
Rank	Institution	Type	Count	(%)	(%)	($000)

1	Bank of America Corp.	Bank	105	1.48	24.71	13,439,214
2	M&T Bank Corp.	Bank	127	23.28	19.79	10,761,639
3	PNC Financial Services Group Inc.	Bank	93	2.67	9.23	5,020,933
4	Wells Fargo & Co.	Bank	54	0.58	8.07	4,387,507
5	BB&T Corp.	Bank	60	3.32	5.81	3,158,828
6	SunTrust Banks Inc.	Bank	53	1.61	3.51	1,910,531
7	Susquehanna Bancshares Inc.	Bank	26	12.18	2.02	1,100,861
8	First Mariner Bancorp	Bank	23	97.27	1.96	1,066,755
9	Wilmington Trust Corp.	Bank	1	12.82	1.94	1,055,687
10	Fulton Financial Corp.	Bank	19	7.60	1.65	898,356
11	Eastern Savings Bank FSB	Thrift	5	100.00	1.53	833,214
12	Severn Bancorp Inc.	Thrift	4	100.00	1.33	722,722
13	Capital One Financial Corp.	Bank	25	0.59	1.23	670,614
14	Sandy Spring Bancorp Inc.	Bank	12	20.00	0.98	530,382
15	K Capital Corp.	Bank	7	89.37	0.93	504,726
16	Rosedale Federal S&LA	Thrift	8	100.00	0.88	479,921
17	BCSB Bancorp Inc.	Thrift	14	84.24	0.79	427,647
18	Arundel FSB	Thrift	6	100.00	0.75	409,048
19	Annapolis Bancorp Inc.	Bank	8	100.00	0.67	362,347
20	Queenstown Bancorp of Maryland Inc.	Bank	6	90.05	0.63	344,185
21	Carrollton Bancorp	Bank	14	100.00	0.58	313,254
22	Northwest Bancshares Inc.	Savings Bank	5	5.64	0.57	307,760
23	Glen Burnie Bancorp	Bank	8	100.00	0.55	297,052
24	Hopkins Bancorp Inc.	Thrift	2	100.00	0.50	273,177
25	Bay National Corp.	Bank	1	91.61	0.49	266,834
26	Hamilton Federal Bank	Thrift	5	129.34	0.49	264,644
27	Harbor Bankshares Corp.	Bank	6	92.71	0.43	236,099
28	Patapsco Bancorp Inc.	Bank	5	100.00	0.39	209,757
29	Citigroup Inc.	Bank	4	0.06	0.38	204,712
30	Howard Bancorp Inc.	Bank	6	100.00	0.37	201,987

43	Madison Square FSB	Thrift	4	100.00	0.24	132,923

	Total (79 financial institutions)		840	N.A.	100.00	54,389,183

Source: SNL Financial.

Feldman Financial Advisors, Inc.
Table 10
Residential Mortgage Lending Market Share in the Baltimore-Towson MSA
Data for 2008

				Total	Total
			No. of	Market	Funded
			Funded	Share	Loans
Rank	Company	Type	Loans	(%)	($000)

1	Wells Fargo & Co. (CA)	Bank	9,083	11.83	2,196,362
2	Bank of America Corp. (NC)	Bank	8,578	10.53	1,955,592
3	JPMorgan Chase & Co. (NY)	Bank	3,705	4.74	879,931
4	PNC Financial Services Group (PA)	Bank	3,579	4.60	853,395
5	SunTrust Banks Inc. (GA)	Bank	2,467	3.58	665,332
6	First Horizon National Corp. (TN)	Bank	2,400	3.15	584,766
7	Citigroup Inc. (NY)	Bank	2,245	2.44	452,515
8	First Mariner Bancorp (MD)	Bank	1,556	2.06	381,651
9	Flagstar Bank FSB (MI)	Thrift	1,740	2.06	381,599
10	AmTrust Financial Corporation (OH)	Thrift	1,433	1.82	338,087
11	First Home Mortgage Corp. (MD)	Mortgage Bank	1,277	1.79	332,802
12	Taylor, Bean & Whitaker Mortg. (FL)	Mortgage Bank	1,441	1.79	332,444
13	BB&T Corp. (NC)	Bank	1,615	1.74	323,669
14	Tower Federal Credit Union (MD)	Credit Union	1,379	1.54	286,412
15	Sierra Pacific Mortgage Inc. (CA)	Mortgage Bank	1,083	1.37	253,500
16	NVR Mortgage Finance Inc. (VA)	Mortgage Bank	767	1.36	252,165
17	M&T Bank Corporation (NY)	Bank	1,028	1.34	248,886
18	PHH Home Loans LLC (NJ)	Mortgage Bank	922	1.30	241,680
19	Navy Federal Credit Union (VA)	Credit Union	931	1.23	228,345
20	Prosperity Mortgage Co. (VA)	Mortgage Bank	918	1.21	224,851
21	Quicken Loans Inc. (MI)	Mortgage Bank	931	1.18	219,871
22	MetLife Bank NA (NJ)	Bank	851	1.17	217,472
23	Liberty Mortgage Corp. (NC)	Mortgage Bank	753	1.06	196,038
24	ING Bank FSB (DE)	Thrift	395	0.99	184,650
25	Equitable Trust Mortgage Corp. (MD)	Mortgage Bank	800	0.97	179,143
26	Carrollton Bancorp (MD)	Bank	864	0.94	175,170
27	HSBC Holdings plc	Bank	935	0.93	173,230
28	GMAC Inc. (MI)	Specialty Lender	741	0.93	172,557
29	General Motors Corp. (MI)	NA	725	0.86	159,599
30	USAA FSB (TX)	Thrift	659	0.81	149,798

187	Madison Square FSB (MD)	Thrift	44	0.03	6,386

	Total		79,551	100.00	18,563,967

Source: SNL Financial.

Feldman Financial Advisors, Inc.
Summary Outlook
     Madison Square reported a net loss of $855,000 for the year ended March 31, 2010, however the negative earnings have improved from a net loss of $1.7 million for the year ended March 31, 2009. The $855,000 net loss in fiscal 2010 included OTTI charges of $283,000. While the Bank has negative operating earnings, the reinvestment of Conversion proceeds along with the balance sheet restructuring and leverage should provide Madison Square increased opportunity for future profitability.
     The Bank has a long history of excellent asset quality and limited loan losses. Given the excellent historical underwriting standards, the Bank is diversifying its loan portfolio through the origination of commercial loans to aid in interest rate risk management and to improve the Bank’s net interest margin. Commercial lending should also help diversify the Bank’s deposit mix and lead to more fee income.
     The Bank’s earnings will continue to be dependent on interest rate movements, asset quality, and operating expenses. The Bank’s net interest margin is sensitive to interest rate risk exposure because of the high concentration of fixed-rate loans in its portfolio. As of March 31, 2010, approximately 82.1% or $66.8 million of the Bank’s loans had fixed-rate terms. While asset quality has historically been excellent, the expansion and diversification of the Bank’s lending activity will have to be monitored diligently to assure that credit losses do not impair earnings in future periods. In addition, as the Bank seeks to lease space for its corporate headquarters (as the existing lease expires in early 2011), adds additional staff for lending, and establishes new benefit plans in connection with the Conversion, operating expenses will become an important challenge to manage in maintaining steady profitability at the Bank.

Feldman Financial Advisors, Inc.
II. COMPARISONS WITH PUBLICLY TRADED THRIFTS
General Overview
     The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Bank because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.
     The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Bank with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Bank’s pro forma market value.

Feldman Financial Advisors, Inc.
Selection Criteria
     Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company (“MHC”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.
•	Operating characteristics — An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•	Degree of marketability and liquidity — Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies with market prices that were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•	Geographic Location — The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

Feldman Financial Advisors, Inc.
     The operations of the Bank fit the general profile of a small traditional thrift institution, concentrating primarily on residential mortgage lending in its local market and relying significantly on retail certificates of deposit as a funding source. Although the Bank has diversified its loan portfolio through the origination of commercial real estate and commercial business loans, one- to four-family residential loans remain the core product in the Bank’s loan portfolio. Madison Square intends to place continued emphasis in the future on commercial real estate and commercial business loans.
     In determining the Comparative Group composition, we focused on the Bank’s asset size, earnings fundamentals, and lending concentration. Attempting to concentrate on the Bank’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the geographic criterion for comparable thrifts beyond the Mid-Atlantic region. In addition, because of the scarcity of candidates meeting the criteria precisely, we expanded the asset size constraint to generate a meaningful number of comparables while maintaining non-size related characteristics. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members for inclusion. Specifically, we applied the following selection criteria:
•	Publicly traded thrift — stock-form thrift whose shares are traded on the New York or NYSE Amex stock exchanges or listed on the NASDAQ market.

•	Non-acquisition target — company is not subject to a pending acquisition.

•	Excludes mutual holding companies —majority ownership not held by an MHC.

•	Seasoned trading issue — company completed its initial public offering (“IPO”) over one year ago.

•	Profitability — company has reported negative earnings for the last twelve months (“LTM”).

•	Capitalization —tangible equity to assets ratio greater than or equal to 6.0%.

Feldman Financial Advisors, Inc.
•	Asset size — total assets of less than approximately $600 million.

•	Loan concentration — ratio of gross loans to total assets plus reserves is 50% or higher.

•	Geographic presence — preference for companies based in the Mid-Atlantic region of the country, but criterion considered secondary to above criteria.
     As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the ten companies included in the Comparative Group is presented in Table 11. All of the selected companies are traded on the NASDAQ market. The Comparative Group ranged in asset size from $213.8 million at First Bancshares, Inc. to $600.7 million at BCSB Bancorp, Inc., which is based in Baltimore, Maryland similar to the Bank. The median asset size of the Comparative Group was $491.8 million.
     Three of the comparables are located in Mid-Atlantic states (BCSB Bancorp, WSB Holdings in Maryland, and CMS Bancorp in New York). Five are based in Central states (Central Federal Corp. in Ohio, Citizens Community in Wisconsin, First Bancshares, Inc. in Missouri, First Clover Leaf in Illinois, and First Federal of Northern Michigan in Michigan), and two in New England (Chicopee Bancorp and Hampden Bancorp in Massachusetts).
     In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group companies generally exhibited lower profitability returns (negative earnings) and comparable capital levels and asset quality ratios. While some differences inevitably may exist between the Bank and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

Feldman Financial Advisors, Inc.
Table 11
Comparative Group Operating Summary
As of March 31, 2010

						Total
					Total	Equity/
			No. of	IPO	Assets	Assets
Company	City	State	Offices	Date	($mil.)	(%)

Madison Square FSB	Baltimore	MD	4	NA	$146.9	6.17

Comparative Group
BCSB Bancorp, Inc.	Baltimore	MD	18	04/11/08	600.7	9.90
Central Federal Corp.	Fairlawn	OH	4	12/30/98	288.6	7.88
Chicopee Bancorp, Inc.	Chicopee	MA	8	07/20/06	545.8	17.33
Citizens Community Bancorp	Eau Claire	WI	27	11/01/06	576.8	9.64
CMS Bancorp, Inc.	White Plains	NY	6	04/04/07	227.1	9.22
First Bancshares, Inc.	Mountain Grove	MO	11	12/22/93	213.8	11.22
First Clover Leaf Financial	Edwardsville	IL	4	07/11/06	591.2	13.08
First Federal of Northern MI.	Alpena	MI	8	04/04/05	229.5	10.14
Hampden Bancorp, Inc.	Springfield	MA	9	01/17/07	577.8	16.25
WSB Holdings, Inc.	Bowie	MD	5	08/30/88	437.8	12.37
Source: Madison Square FSB; SNL Financial.

Feldman Financial Advisors, Inc.
Recent Financial Comparisons
     Table 12 summarizes certain key financial comparisons between the Bank and the Comparative Group. Tables 13 through 18 contain the detailed financial comparisons of the Bank with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for the Bank and the Comparative Group were utilized for the latest available period as of for the twelve months ending March 31, 2010.
     The Bank’s LTM ROA was negative 0.59%, reflecting a profitability measure above the Comparative Group average of negative 1.06% and slightly below the median of negative 0.52%. The Bank’s lower earnings level was primarily attributable to its weaker net interest margin and lower non-interest income levels resulting in a higher efficiency ratio. Five members of the Comparative Group reported LTM ROA results matching or above that of the Bank and five reported results worse than the Bank. The Bank’s LTM ROE was negative 9.17% and was positioned above the Comparative Group average of negative 9.73% and below the median LTM ROE of negative 5.05%.
     Based on core earnings as adjusted for non-recurring income and expense items, the Bank’s core profitability ratios were not materially different than its LTM earnings results. The Bank’s core ROA of negative 0.42% was above the Comparative Group average of negative 0.77% and below the median of negative 0.27%. Only one member of the Comparative Group (Citizens Community Bancorp) posted a positive LTM core ROA.

Feldman Financial Advisors, Inc.
Table 12
Key Financial Comparisons
Madison Square FSB and the Comparative Group
As of or For the Last Twelve Months Ended March 31, 2010

		Comp.	Comp.
	Madison	Group	Group
	Square FSB	Average	Median

Profitability
LTM Return on Average Assets (ROA)	(0.59)%	(1.06)%	(0.52)%
LTM Return on Average Equity (ROE)	(9.17)	(9.73)	(5.05)
Core Return on Avg. Assets (Core ROA)	(0.42)	(0.77)	(0.27)
Core Return on Avg. Equity (Core ROE)	(6.39)	(7.29)	(2.36)

Income and Expense (% of avg. assets)
Total Interest Income	4.40	4.95	4.91
Total Interest Expense	2.10	1.98	1.90
Net Interest Income	2.30	2.98	3.01
Provision for Loan Losses	0.17	1.10	0.69
Other Operating Income	0.19	0.49	0.46
Net Gains and Non-recurring Income	(0.17)	(0.17)	0.00
General and Administrative Expense	2.74	2.76	2.93
Intangibles Amortization Expense	0.00	0.22	0.01
Non-recurring Expense	0.00	0.04	0.05
Pre-tax Core Earnings	(0.42)	(0.61)	(0.29)

Efficiency Ratio	110.18	86.36	85.04

Yield-Cost Data
Yield on Interest-earning Assets	4.55	5.25	5.08
Cost of Interest-bearing Liabilities	2.31	2.40	2.30
Net Interest Spread	2.24	2.98	2.95
Net Interest Margin	2.37	3.15	3.14

Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	94.62	95.13	95.61
Avg. Interest-bearing Liabilities	88.99	83.65	83.26
Avg. Net Interest-earning Assets	5.63	11.48	11.63

Feldman Financial Advisors, Inc.
Table 12 (continued)
Key Financial Comparisons
Madison Square FSB and the Comparative Group
As of or For the Last Twelve Months Ended March 31, 2010

		Comp.	Comp.
	Madison	Group	Group
	Square FSB	Average	Median

Balance Sheet Composition (% of total assets)
Cash and Securities	34.09%	24.21%	22.15%
Loans Receivable, net	61.50	70.08	72.19
Real Estate	0.00	0.51	0.16
Intangible Assets	0.00	0.38	0.03
Other Assets	4.41	5.08	5.03
Total Deposits	93.24	73.39	71.83
Borrowed Funds	0.00	14.19	14.61
Other Liabilities	0.59	0.72	0.67
Total Equity	6.17	11.70	10.68

Loan Portfolio (% of total loans)
Residential Mortgage Loans	71.14	42.31	41.31
Other Real Estate Mortgage Loans	22.30	35.47	34.70
Non-mortgage Loans	6.56	22.22	25.01

Growth Rates
Total Assets	4.60	(0.44)	(0.11)
Total Loans, net	1.04	(2.17)	(1.64)
Total Deposits	5.70	4.38	2.77

Regulatory Capital Ratios
Tier 1 Leverage Ratio	6.07	11.00	9.98
Tier 1 Risk-based Capital	11.53	16.02	16.85
Total Risk-based Capital	12.26	16.88	17.39

Credit Risk Ratios
Non-performing Loans / Total Loans	0.75	4.28	2.97
Non-performing Assets / Total Assets	0.49	3.02	2.11
Reserves / Total Loans	0.67	1.65	1.57
Reserves / Non-performing Assets	83.95	42.36	41.77
Source: Madison Square FSB; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
     As shown in Table 12, the Bank’s net interest margin of 2.37% was well below the Comparative Group average of 3.15% and median of 3.14%. The Bank’s net interest margin has been weakened by the Bank’s high liquidity level and comparatively lower capital levels. All of the Comparative Group members except two (First Clover Leaf and WSB Holdings) posted net interest margins above 3.0%. Only one member of the Comparative Group had a concentration of cash and securities in excess of that of Madison Square.
     The Bank’s yield on interest-earning assets was 4.55% for the LTM period, lower than the Comparative Group average of 5.25% and median of 5.08%. As previously indicated, the Bank’s earning asset yield was hindered by high levels of liquidity rather than leveraged investments in loans. None of the members of the Comparative Group reported an earning asset yield at or below the Bank’s yield. However, the Bank’s cost of interest-bearing liabilities at 2.31% was comparable to that of the Comparative Group average of 2.40% and median of 2.30%. As a result of a lower yield on earning assets, the Bank’s net interest spread of 2.24% was lower than the Comparative Group average of 2.98% and median of 2.95%.
     The Bank’s non-interest operating income totaled 0.19% of average assets, noticeably lagging behind the Comparative Group average of 0.49% and median of 0.46%. While the Bank’s non-interest income production trailed the Comparative Group levels, Madison Square’s non-interest revenue has increased in recent years as a result of increased loan and deposit related fees developed through commercial lending. Similar to many other small financial institutions, the Bank has not developed a broad range of other banking-related services and products that are potential contributors to a larger stream of non-interest revenue. The Bank’s non-interest income ratio at 0.19% of average assets would have ranked second-to-last among the Comparative Group companies.

Feldman Financial Advisors, Inc.
     The Bank’s operating expense ratio at 2.74% of average assets was similar to that of the Comparative Group average of 2.76% and moderately below the median of 2.93%. The Bank expects that annual operating expenses will decrease due to cost savings associated with its renegotiation of its headquarters lease, offset by increases in expenses in the near term as a result of additional salary and employee stock benefit plans and other expenses associated with being a public company.
     The Bank historically had made minimal provisions for loan losses based upon its satisfactory asset quality and credit loss experience. However, as the Bank has increased its focus on the origination of commercial loan products, since the arrival of Mr. Gavin, the Bank increased its provision significantly to $213,000 in the fiscal year ended March 31, 2009 and $242,000 in the fiscal year ended March 31, 2010 to augment its reserves and reflect the recent growth and diversification of its loan portfolio. The Bank’s provision measured 0.17% of average assets for the LTM ended March 31, 2010 and was below the 1.10% average and 0.69% median exhibited by the Comparative Group.
     As reflected in Table 12, the balance sheet composition of the Bank reflected a higher level of cash and securities and a lower concentration in loans in relation to total assets in contrast to the Comparative Group. The Bank’s total loans amounted to 61.5% of assets as of March 31, 2010 versus the 70.1% average and 72.2% median of the Comparative Group. The Bank has increased its liquidity over the past few years, primarily as a measure of protection during the recent economic downturn. Only two members of the Comparative Group recorded loan-to-assets measures lower than that of Madison Square. The Bank had no goodwill or other intangible assets on its balance sheet as of March 31, 2010. The Bank’s ratio of other assets to total assets measured 4.4%, slightly below the 5.1% average and 5.0% median reported by the Comparative Group.

Feldman Financial Advisors, Inc.
     The Bank had no borrowings at March 31, 2010, as deposits comprised the only funding source, other than retained earnings. The Comparative Group utilized borrowings as supplemental funding and had an average and median borrowing level of 14.2% and 14.6%, respectively. The Bank’s deposit level at 93.2% of total assets was positioned well above the Comparative Group average of 73.4% and median of 71.8%. The Bank’s equity level before the Conversion was 6.17% relative to assets at March 31, 2010, which was below the Comparative Group average of 11.70% and the Comparative Group median of 10.68%. Included in the Comparative Group were two companies with very high equity levels, ranging from 16.25% at Hampden Bancorp and 17.33% at Chicopee Bancorp.
     While the Bank has begun to make strides toward diversifying its loan portfolio, its loan mix by collateral type was not as varied as that of the Comparative Group. The Bank’s level of residential mortgage loans measured 71.1% of total loans based on regulatory financial data as of March 31, 2010, above the Comparative Group average and median of 42.3% and 41.3%, respectively. The Bank’s concentration of other non-residential real estate mortgage loans measured 22.3% of total loans, compared to the Comparative Group average and median of 35.5% and 34.7%, respectively. The Bank’s concentration of non-mortgage loans at 6.6% of total loans also trailed the Comparative Group average of 22.2% and median of 25.0%.
     The Bank’s recent emphasis on asset expansion is reflected in the comparative growth rates. The Bank’s asset growth rate measured 4.6% over the recent LTM period and surpassed the Comparative Group average of 0.4% negative growth (shrinkage) and median of negative 0.1%. Two members of the Comparative Group experienced stronger asset growth than that of Madison Square. The Bank’s growth rates of loans and deposits also exceeded the Comparative Group’s corresponding growth rates. Because of the Bank’s small size on a comparative scale basis, its growth rates are more easily influenced by smaller absolute changes in the base amount

Feldman Financial Advisors, Inc.
as compared to larger companies within the Comparative Group. In addition, the sluggish economy has forced many financial institutions to emphasize capital preservation and credit remediation over growth objectives.
     The Bank’s 0.49% ratio of non-performing assets as a percent of total assets was well below the Comparative Group average of 3.02% and median of 2.11%. In addition to the Bank’s asset quality ratios being superior to the Comparative Group, its level of reserves as a percent of non-performing assets was higher. The Bank’s ratio of reserves to total loans was 0.67% versus the Comparative Group average of 1.65% and median of 1.57%. However, the Bank’s 84.0% ratio of reserves to non-performing assets was above the Comparative Group average of 42.4% and median of 41.8%.
     In summary, as measured by ROA, the Bank’s recent earnings performance is generally similar to the median attained by the Comparative Group and lags the All Public Thrift aggregate. The Bank’s negative profitability is primarily the result of weak net interest margins as a result of modest capital levels and high liquidity levels. The Bank’s net interest margin should become enhanced by the yield potential in its expanding loan portfolio and additional capital from the Conversion, which affords additional interest-free funding. While the Bank exhibited a low level of non-interest income and comparable level of operating expenses, Madison Square has been aided by good asset quality resulting in lower loss loan provisions versus the overall Comparative Group. The Bank’s earnings outlook will depend largely on the Bank’s ability to sustain satisfactory loan quality as it grows the portfolio and reinvests Conversion proceeds and excess liquidity while controlling non-interest expenses.

Feldman Financial Advisors, Inc.
Table 13
General Operating Characteristics
As of March 31, 2010

										Tang.
							Total	Total	Total	Common
					No. of	IPO	Assets	Deposits	Equity	Equity
	City	State	Ticker	Exchange	Offices	Date	($000s)	($000s)	($000s)	($000s)
Madison Square FSB	Baltimore	MD	NA	NA	4	NA	146,889	136,965	9,063	9,063

Comparative Group
BCSB Bancorp, Inc.	Baltimore	MD	BCSB	NASDAQ	18	04/11/08	600,746	517,472	59,465	48,952
Central Federal Corporation	Fairlawn	OH	CFBK	NASDAQ	4	12/30/98	288,604	234,734	22,745	15,553
Chicopee Bancorp, Inc.	Chicopee	MA	CBNK	NASDAQ	8	07/20/06	545,765	351,593	94,583	94,583
Citizens Community Bancorp, Inc.	Eau Claire	WI	CZWI	NASDAQ	27	11/01/06	576,752	417,415	55,623	49,048
CMS Bancorp, Inc.	White Plains	NY	CMSB	NASDAQ	6	04/04/07	227,117	161,915	20,939	20,939
First Bancshares, Inc.	Mountain Grove	MO	FBSI	NASDAQ	11	12/22/93	213,794	180,648	23,984	23,836
First Clover Leaf Financial Corp.	Edwardsville	IL	FCLF	NASDAQ	4	07/11/06	591,188	443,263	77,299	64,533
First Federal of Northern Michigan Bcrp.	Alpena	MI	FFNM	NASDAQ	8	04/04/05	229,547	156,612	23,278	22,431
Hampden Bancorp, Inc.	Springfield	MA	HBNK	NASDAQ	9	01/17/07	577,841	411,386	93,904	93,904
WSB Holdings, Inc.	Bowie	MD	WSB	NASDAQ	5	08/03/88	437,825	260,227	54,148	54,148
Source: Madison Square Federal Savings Bank; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Table 14
General Financial Performance Ratios
As of or For the Last Twelve Months Ended March 31, 2010

			Total	Tang.	Net
	Total	Total	Equity/	Equity/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Deposits	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Madison Square FSB	146,889	136,965	6.17	6.17	2.37	110.18	(0.59)	(9.17)	(0.42)	(6.39)

Comparative Group Average	428,918	313,527	11.70	11.36	3.15	86.36	(1.06)	(9.73)	(0.77)	(7.29)
Comparative Group Median	491,795	305,910	10.68	10.53	3.14	85.04	(0.52)	(5.05)	(0.27)	(2.36)

All Public Thrift Average	3,024,306	1,865,873	11.09	10.13	3.18	70.42	(0.18)	(3.88)	(0.11)	(2.93)
All Public Thrift Median	956,306	688,805	9.91	9.08	3.24	67.59	0.26	2.37	0.32	2.46

Comparative Group
BCSB Bancorp, Inc.	600,746	517,472	9.90	9.89	3.40	80.29	(0.39)	(3.79)	(0.03)	(0.32)
Central Federal Corporation	288,604	234,734	7.88	7.83	3.15	81.92	(3.41)	(35.26)	(3.48)	(35.98)
Chicopee Bancorp, Inc.	545,765	351,593	17.33	17.33	3.22	97.18	(0.33)	(1.86)	(0.14)	(0.80)
Citizens Community Bancorp, Inc.	576,752	417,415	9.64	8.60	3.61	72.28	(0.64)	(6.30)	0.40	3.98
CMS Bancorp, Inc.	227,117	161,915	9.22	9.22	3.08	105.55	(0.17)	(1.84)	(0.19)	(2.15)
First Bancshares, Inc.	213,794	180,648	11.22	11.16	3.13	107.29	(0.40)	(3.72)	(0.37)	(3.43)
First Clover Leaf Financial Corp.	591,188	443,263	13.08	11.16	2.74	56.56	(1.45)	(10.91)	(0.34)	(2.57)
First Federal of Northern Michigan Bcrp.	229,547	156,612	10.14	9.81	3.37	92.47	(2.80)	(25.38)	(2.71)	(24.60)
Hampden Bancorp, Inc.	577,841	411,386	16.25	16.25	3.12	84.06	(0.15)	(0.90)	(0.13)	(0.75)
WSB Holdings, Inc.	437,825	260,227	12.37	12.37	2.71	86.01	(0.88)	(7.34)	(0.75)	(6.26)
Source: Madison Square Federal Savings Bank; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Table 15
Income and Expense Analysis
For the Last Twelve Months Ended March 31, 2010

	As a Percent of Average Assets
			Net	Other	Gains &	Loan	Gen. &	Amort.		Pretax
	Interest	Interest	Interest	Oper.	Non-rec.	Loss	Admin.	of	Non-rec.	Core
	Income	Expense	Income	Income	Income	Prov.	Expense	Intang,	Expense	Earnings
Madison Square FSB	4.40	2.10	2.30	0.19	(0.17)	0.17	2.74	0.00	0.00	(0.42)

Comparative Group Average	4.95	1.98	2.98	0.49	(0.17)	1.10	2.76	0.22	0.04	(0.61)
Comparative Group Median	4.91	1.90	3.01	0.46	0.00	0.69	2.93	0.01	0.05	(0.29)

All Public Thrift Average	4.85	1.89	2.97	0.82	(0.01)	1.05	2.73	0.10	0.06	(0.09)
All Public Thrift Median	4.90	1.87	3.06	0.55	0.00	0.60	2.77	0.00	0.05	0.24

Comparative Group
BCSB Bancorp, Inc.	5.03	1.89	3.15	0.44	(0.10)	0.61	2.88	0.40	0.05	(0.29)
Central Federal Corporation	4.93	1.90	3.03	0.40	0.16	3.54	2.81	0.01	0.04	(2.93)
Chicopee Bancorp, Inc.	4.56	1.63	2.98	0.48	(0.24)	0.20	3.36	0.00	0.04	(0.11)
Citizens Community Bancorp, Inc.	5.80	2.35	3.45	0.38	(1.49)	0.52	2.77	0.06	0.05	0.48
CMS Bancorp, Inc.	4.89	1.90	2.99	0.27	0.09	0.11	3.44	0.00	0.05	(0.29)
First Bancshares, Inc.	4.63	1.68	2.95	0.77	0.00	0.23	3.99	0.02	0.02	(0.53)
First Clover Leaf Financial Corp.	4.45	1.89	2.57	0.18	0.00	0.94	1.59	1.59	NA	(1.36)
First Federal of Northern Michigan Bcrp.	5.05	1.91	3.14	0.97	0.02	2.49	3.80	0.11	0.05	(2.29)
Hampden Bancorp, Inc.	4.84	1.81	3.02	0.47	0.00	0.76	2.98	0.00	0.04	(0.25)
WSB Holdings, Inc.	5.34	2.81	2.53	0.52	(0.16)	1.56	0.00	0.00	0.05	1.49
Source: Madison Square Federal Savings Bank; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Table 16
Yield-Cost Structure and Growth Rates
For the Last Twelve Months Ended March 31, 2010

	Avg.	Avg.	Avg. Net
	Int. Earn.	Int.-Bear.	Earning	Avg.	Yield on	Cost of	Net	Asset	Loan	Deposit
	Assets/	Liabs./	Assets/	Equity/	Int.-Earn.	Int-Bear.	Interest	Growth	Growth	Growth
	Assets	Assets	Assets	Assets	Assets	Liabs.	Spread	Rate	Rate	Rate
Madison Square FSB	94.62	88.99	5.63	6.35	4.55	2.31	2.24	4.60	1.04	5.70

Comparative Group Average	95.13	83.65	11.48	12.12	5.25	2.40	2.98	(0.44)	(2.17)	4.38
Comparative Group Median	95.61	83.26	11.63	11.35	5.08	2.30	2.95	(0.11)	(1.64)	2.77

All Public Thrift Average	92.30	78.76	13.54	10.83	5.20	2.19	3.11	4.06	1.20	9.79
All Public Thrift Median	93.43	79.90	13.53	9.91	5.20	2.20	3.10	2.39	(1.29)	6.77

Comparative Group
BCSB Bancorp, Inc.	90.15	81.18	8.97	9.96	5.44	2.18	3.29	1.71	0.27	3.98
Central Federal Corporation	95.30	80.92	14.38	9.57	5.12	2.23	3.01	(0.24)	(5.38)	6.51
Chicopee Bancorp, Inc.	91.42	77.33	14.09	17.32	4.98	2.21	2.73	3.87	2.95	1.56
Citizens Community Bancorp, Inc.	92.30	83.91	8.40	9.77	6.08	2.72	3.78	13.64	13.22	21.98
CMS Bancorp, Inc.	99.32	86.96	12.36	9.22	5.04	2.31	2.69	7.25	(1.92)	11.56
First Bancshares, Inc.	97.97	87.08	10.89	11.27	4.92	2.02	3.06	(12.14)	(19.62)	(0.81)
First Clover Leaf Financial Corp.	97.05	82.62	14.43	13.82	4.76	2.35	2.50	(7.47)	(3.70)	(3.35)
First Federal of Northern Michigan Bcrp.	96.55	86.87	9.68	11.43	5.43	2.29	3.24	(8.09)	(12.70)	(4.74)
Hampden Bancorp, Inc.	95.81	80.63	15.18	16.65	5.00	2.40	2.88	0.02	6.58	7.65
WSB Holdings, Inc.	95.41	88.96	6.45	12.22	5.71	3.28	2.59	(2.96)	(1.35)	(0.53)
Source: Madison Square Federal Savings Bank; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Table 17
Balance Sheet Composition
As of March 31, 2010

	As a Percent of Total Assets
	Cash &	Total	Real	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Estate	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity
Madison Square FSB	34.09	61.50	0.00	0.00	4.41	93.24	0.00	0.59	93.83	6.17

Comparative Group Average	24.21	70.08	0.51	0.38	5.08	73.39	14.19	0.72	88.30	11.70
Comparative Group Median	22.15	72.19	0.16	0.03	5.03	71.83	14.61	0.67	89.32	10.68

All Public Thrift Average	24.96	68.73	0.56	0.83	4.92	71.12	16.58	1.21	88.91	11.09
All Public Thrift Median	21.90	70.11	0.26	0.06	7.68	72.09	14.56	3.45	90.10	9.91

Comparative Group
BCSB Bancorp, Inc.	27.75	66.04	0.00	0.01	6.19	86.14	2.83	1.13	90.10	9.90
Central Federal Corporation	16.94	77.98	0.00	0.06	5.03	81.33	10.08	0.71	92.12	7.88
Chicopee Bancorp, Inc.	16.02	78.32	0.01	0.00	5.65	64.42	18.20	0.05	82.67	17.33
Citizens Community Bancorp, Inc.	16.32	78.31	NA	1.14	NA	72.37	17.29	0.70	90.36	9.64
CMS Bancorp, Inc.	19.43	77.71	NA	0.00	NA	71.29	17.77	1.72	90.78	9.22
First Bancshares, Inc.	40.29	53.12	1.87	0.07	4.64	84.50	3.99	0.29	88.78	11.22
First Clover Leaf Financial Corp.	25.55	68.80	0.35	2.16	3.15	74.98	11.36	0.58	86.92	13.08
First Federal of Northern Michigan Bcrp.	19.18	73.42	NA	0.37	NA	68.23	20.82	0.81	89.86	10.14
Hampden Bancorp, Inc.	24.87	70.95	0.16	0.00	4.02	71.19	11.92	0.64	83.75	16.25
WSB Holdings, Inc.	35.74	56.16	1.20	0.00	6.90	59.44	27.64	0.55	87.63	12.37
Source: Madison Square Federal Savings Bank; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
Table 18
Regulatory Capital, Credit Risk, and Loan Composition
As of or For the Last Twelve Months Ended March 31, 2010

	Tier 1	Tier 1	Total						Other
	Leverage	Risk-	Risk-		Total			Resid.	Real Est.	Non-mtg.
	Capital	based	based	NPLs/	NPAs/	Resrvs./	Resrvs./	Mtgs./	Mtgs./	Loans/
	Ratio	Capital	Capital	Loans	Assets	NPAs	Loans	Loans	Loans	Loans
Madison Square FSB	6.07	11.53	12.26	0.75	0.49	83.95	0.67	71.14	22.30	6.56

Comparative Group Average	11.00	16.02	16.88	4.28	3.02	42.36	1.65	42.31	35.47	22.22
Comparative Group Median	9.98	16.85	17.39	2.97	2.11	41.77	1.57	41.31	34.70	25.01

All Public Thrift Average	10.28	15.27	16.39	4.64	4.30	55.39	1.80	40.00	33.26	26.74
All Public Thrift Median	9.25	12.78	14.07	2.95	2.81	41.31	1.41	38.45	34.27	27.28

Comparative Group
BCSB Bancorp, Inc.	11.04	17.24	18.09	2.38	1.60	67.15	1.60	45.76	36.52	17.72
Central Federal Corporation	8.44	10.97	12.22	6.11	4.93	52.03	3.18	12.14	56.90	30.96
Chicopee Bancorp, Inc.	17.20	21.60	22.70	1.11	0.90	88.05	1.00	34.32	31.55	34.13
Citizens Community Bancorp, Inc.	9.50	9.90	10.20	1.85	1.46	15.30	0.63	56.16	0.04	43.80
CMS Bancorp, Inc.	8.16	16.46	17.18	1.43	0.77	46.30	0.46	81.34	17.40	1.26
First Bancshares, Inc.	10.18	18.21	19.04	5.10	2.29	20.49	1.82	56.73	36.10	7.17
First Clover Leaf Financial Corp.	9.77	12.99	14.24	3.48	2.94	37.23	1.54	22.35	49.11	28.54
First Federal of Northern Michigan Bcrp.	9.03	12.82	14.07	7.00	5.33	22.64	2.03	46.10	32.42	21.48
Hampden Bancorp, Inc.	15.80	22.20	23.50	2.46	1.93	54.05	1.45	31.37	33.29	35.34
WSB Holdings, Inc.	10.88	17.78	17.59	11.86	8.05	20.32	2.83	36.85	61.36	1.79
Source: Madison Square Federal Savings Bank; SNL Financial; Feldman Financial.

Feldman Financial Advisors, Inc.
III. MARKET VALUE ADJUSTMENTS
General Overview
     This concluding chapter of the Appraisal identifies certain additional adjustments to the Bank’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investments.
     Our appraised value is predicated on a continuation of the current operating environment for the Bank and thrift institutions in general. Changes in the Bank’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Bank or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.
     In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:
(1)	Earnings Prospects

(2)	Financial Condition

(3)	Market Area

(4)	Management

(5)	Dividend Policy

(6)	Liquidity of the Issue

Feldman Financial Advisors, Inc.
(7)	Subscription Interest

(8)	Recent Acquisition Activity

(9)	Effect of Government Regulations and Regulatory Reform

(10)	Stock Market Conditions

(11)	New Issue Discount
Earnings Prospects
     Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings prospects. While the Bank has experienced negative core profitability in recent years, its net interest margin has increased due to the loan portfolio diversification and low interest rate environment. Should interest rates begin to rise, the Bank will need to further manage its interest rate risk position, as it is liability sensitive.
     The Bank’s reported net losses and lack of core profitability were similar to the Comparative Group medians for the recent LTM period. The Bank’s significantly lower net interest margin than the Comparative Group was offset by substantially lower loan loss provisions. As discussed earlier, the Bank’s historical operating strategy was focused on emphasizing residential mortgage lending, maintaining capital levels, and operating efficiently. Under the direction of new management, the Bank has begun to diversify the portfolio further by increasing its volume of commercial real estate and commercial business lending, with the goal of increasing the net interest margin and reducing interest rate risk through the addition of these largely adjustable rate products. Following the Conversion, the Bank’s objectives will continue to focus on these strategies as it seeks to leverage the capital proceeds received from the stock

Feldman Financial Advisors, Inc.
offering. Portfolio risk concentration constraints and declining market interest in participation activity may have the impact of limiting the Bank’s future commercial lending volumes.
     However, after the Conversion, the Bank’s operating expenses are anticipated to increase. The stock-based employee benefit plans that are expected to be implemented will bring further expense charges. In addition, following the offering, non-interest expenses will increase as a result of the financial accounting, legal and various other expenses usually associated with operating as a public company and complying with public company disclosure obligations. Further, in an effort to expand its lending activity and market penetration, the Bank plans to hire additional lending personnel. These expense increases may be offset, somewhat, by an anticipated reduction in lease expense related to the headquarters location. As the Bank attempts to broaden its reach and attract different types of non-residential loans and core deposits, it is likely to encounter increased competition which may place additional pressure on operating margins.
     To combat the Bank’s margin pressure, Madison Square has placed increased emphasis on the origination of commercial real estate and commercial business loans, which tend to have higher yields. To date, through conservative underwriting, Madison Square has been able to insulate itself from requiring large loan loss provisions as compared to the Comparative Group. The Bank’s large concentration of fixed-rate residential mortgage loans heightens its exposure to interest rate risk. The Bank’s increased capital position following the Conversion will help to buttress its net interest margin across changing interest rate and business cycles and provide additional leverage capacity to grow and diversify the balance sheet. Therefore, considering the Bank’s current earnings fundamentals and recent operating results relative to the Comparative

Feldman Financial Advisors, Inc.
Group, we believe that no adjustment is warranted to the Bank’s pro forma market value for future earnings prospects relative to the Comparative Group.
Financial Condition
     As discussed and summarized in Chapter I, the Bank’s overall loan composition reflects a large concentration of fixed-rate residential mortgage loans and a large percent of the balance sheet in liquid assets. Over the past two years, management has attempted to diversify its loan portfolio away from fixed-rate residential mortgages and into commercial real estate and commercial business lending. This represents a relatively new niche for the Bank as such lending has increased considerably over the past two years. While the portfolio has generated enhanced yields and increased fees for the Bank, the portfolio does not reflect a long track record of performance.
     The Bank’s overall balance sheet structure reflects a concentration of loans funded by deposits. The Bank’s deposits primarily consist of certificate accounts, which have remained fairly constant over the past two years, approximating 74% of total deposits at March 31, 2009 and 2010. Before the infusion of net capital proceeds, the Bank’s equity ratio at 6.17% of assets was below the equity ratio levels posted by the Comparative Group. The Bank has a noticeably lower level of non-performing assets than exhibited by the Comparative Group, but it also maintained a lower level of loan loss reserves in relation to total loans. However, reserves as a percent of total non-performing assets were better than those ratios posted by the Comparative Group. Until the Bank achieves its planned diversification into non-residential lending segments, it is uncertain if such diversification can be accomplished by building a reliable book of business and without experiencing a material increase in non-performing assets. We believe that the current asset quality position of the Bank is superior to that of the Comparative Group.

Feldman Financial Advisors, Inc.
However, we also believe that the Bank’s lower capitalization and higher amounts of cash and investments put the Bank at a slight disadvantage to the Comparative Group. On a pro forma basis after the Conversion, the Bank’s capitalization ratios should improve. Therefore, based on these considerations, we believe a slight upward adjustment is warranted for financial condition relative to the Comparative Group.
Market Area
     The members of the Comparative Group were drawn from the Mid-Atlantic, Central, and Northeastern regions of the country. The selection criteria parameters produced two public thrifts (BCSB Bancorp and WSB Holdings) operating in the Bank’s home state and one other operating in the Mid-Atlantic region (CMS Bancorp in New York). The market areas encompassing the Comparative Group companies include metropolitan areas such as Baltimore, Maryland, Cleveland, Ohio, Springfield, Massachusetts, New York City, and St. Louis, Missouri, along with smaller metropolitan and micropolitan areas. The Comparative Group companies are characterized by a cross-section of market areas that encompass smaller to mid-sized metropolitan areas with relatively stable economies and moderate population growth prospects, not dissimilar to that experienced by the Bank’s market area. In recognition of these factors, we believe that no adjustment is warranted for market area.
Management
     Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Bank competes in an increasingly challenging financial services environment. The normal challenges facing the Bank in attempting to deliver earnings growth and enhance its competitiveness remain paramount as it attempts to leverage the stock offering proceeds. Over the past three years, the Bank has assembled a senior management team

Feldman Financial Advisors, Inc.
that is experienced and very familiar with the local market area. As reflected by its improving net interest margin, success at loan diversification and sound asset quality, we believe that investors will take into account that the Bank is professionally and capably managed by an experienced management team. Investors will likely rely upon actual financial results as the means of evaluating the future performance of management as the Bank pursues its growth objectives. Therefore, based on these considerations, we believe no adjustment is warranted relative to the Comparative Group for this factor.
Dividend Policy
     Following the offering, the board of directors initially does not intend to pay cash dividends. In the future, the board of directors may declare and pay regular cash dividends and/or periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account the Bank’s financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. The board will also consider the regulatory restrictions that affect the payment of dividends by Madison Square. No assurances are given by the Bank that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.
     Of the ten members of the Comparative Group, only two currently pay cash dividends with dividend yields of 4.01% and 1.27% as of June 1, 2010. The All Public Thrift median dividend yield as of the same date was of 1.76%. Relative to the Comparative Group, we have concluded that no adjustment was warranted for purposes of dividend policy.
Liquidity of the Issue

Feldman Financial Advisors, Inc.
     With the increased number of market makers and institutional investors following thrift stocks, the overwhelming majority of thrift stock conversions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ Global Market. All ten members of the Comparative Group are listed on the NASDAQ Global Market.
     In conjunction with the Conversion, the Bank will not apply to have its common stock listed for quotation on the NASDAQ Global Market. Instead, Madison Square expects that its common stock will be quoted on the Over-the-Counter Bulletin Board (“OTCBB”) following completion of the Conversion. The OTCBB is an electronic quotation system that displays real-time quotes, last-sale prices, and volume information for many over-the-counter securities that are not listed on the NASDAQ or a national stock exchange. The Bank will seek to attract one or more market makers in shares of its common stock, but there is no guarantee that this will occur or continue to do so once it begins.
     The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers. The number of active buyers and sellers of shares of common stock at any particular time may be more limited on the OTCBB versus a national market such as NASDAQ, which may have an adverse effect on the price at which shares of common stock can be sold. Because of the Bank’s comparatively smaller capital amount and asset size, its resulting market capitalization will also be much smaller than the average $30.8 million and median $22.6 million market value of the Comparative Group as of June 1, 2010. Of the ten companies in the Comparative Group, all are traded on NASDAQ and indicated an overall average daily trading volume of approximately 4,091 shares per company during the past year. The Bank’s smaller

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stock issue and OTCBB listing do not offer the relative depth of liquidity afforded by the Comparative Group’s larger market values and NASDAQ trading history. Therefore, we have concluded that a downward adjustment to the Bank’s pro forma market value is warranted to address the lesser anticipated stock liquidity.
Subscription Interest
     The Bank has retained the services of Sandler O’Neill + Partners LP to assist in the marketing and sale of the stock offering. The Bank also plans to form an employee stock ownership plan (“ESOP”) that will purchase stock in the subscription offering equal to 7.0% of the total number of shares to be sold. The Bank’s Board members and executive officers anticipate purchasing an aggregate amount of $609,000 of common stock in the subscription offering. The maximum purchase in the stock offering for an individual or group of persons acting in concert will be the lesser of $450,000 or 5% of the common stock sold in the offering.
     Subscription interest in thrift conversion offerings has been mixed. While some have experienced robust interest and oversubscriptions above the maximum offering amount, other issues have struggled to close transactions successfully and moderately exceeded the minimum of offering ranges. As shown in Table 21, the after-market performance of recently converted thrifts has also been mixed with the OTCBB issues notably experiencing no material price change in the short-term aftermath of the IPO. Also, the Bank’s small franchise base and the lackluster performance of the most recent thrift IPOs in the Baltimore area may restrain interest. However, absent actual results of the Bank’s subscription offering, we do not believe any adjustment is warranted at this time.
Recent Acquisition Activity

Feldman Financial Advisors, Inc.
     Acquisition speculation is one factor underpinning the prices of newly converted thrifts in after-market trading. Table 19 summarizes recent acquisition activity involving banks and thrifts based in Maryland. Since January 1, 2006, there have been 13 acquisitions involving Maryland banks and thrifts. The largest recent acquisition of a Maryland bank or thrift involved the purchase of privately held Chevy Chase Bank, F.S.B. by Capital One Financial Corporation. This acquisition closed in February 2009 and was followed by the acquisition of Provident Bankshares in May 2009 by M&T Bank Corporation. These acquisitions along with the purchase of AmericasBank Corporation in August 2009 were characterized by sellers experiencing financial difficulties and being acquired at prices below book value. However, this profile of the merger and acquisition environment is occurring nationwide as premiums in bank and thrift acquisitions have been pushed downward to historically low levels. Given that there are significant regulatory restrictions on the ability to acquire control of the Company for a period of three years following the Conversion, we do not believe that acquisition premiums are a significant factor to consider in determining the Company’s pro forma market value.
Effect of Government Regulations and Regulatory Reform
     The Obama Administration proposed, and the House of Representatives and Senate have adopted, legislation that would restructure the regulation of depository institutions. Both the House and Senate bills would merge the OTS into the Office of the Comptroller of the Currency, which regulates national banks. Savings and loan holding companies would be regulated by the Federal Reserve Board. The bills contain various provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008-2009. Also proposed is the creation of a new federal agency to administer and enforce consumer and fair lending laws, a function that is now performed by the depository institution

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regulators. The federal preemption of state laws currently accorded federally chartered depository institutions would be reduced under certain proposals as well. Any final legislation is subject to a House-Senate conference committee to resolve differences between the bills, and signature by the president.
     Enactment of any such legislation would revise the regulatory structure imposed on Madison Square and could result in more stringent regulation for Madison Square, the Comparative Group and other thrift institutions. At this time, the contents of any final legislation cannot be predicted. Therefore, given these factors, we believe that no adjustment is necessary for the effect of government regulations and regulatory reform.

Feldman Financial Advisors, Inc.
Table 19
Summary of Recent Maryland Acquisition Activity
Transactions Announced Since January 1, 2006

				Seller’s Prior Financial Data							Offer Value to
				Total	Equity/	YTD	YTD			Offer	Book	Tang.	LTM	Total
			B/T	Assets	Assets	ROA	ROE	Date	Status	Value	Value	Book	EPS	Assets
Buyer	State	Seller	(1)	($Mil.)	(%)	(%)	(%)	Anncd.	(2)	($Mil.)	(%)	(%)	(x)	(%)

Median: 2006 - 2009				143.7	8.01	0.03	0.52	NA	NA	44.2	184.0	184.0	30.1	15.72
Median: 2007 - 2009				299.0	6.50	(0.95)	(12.50)	NA	NA	225.4	65.2	101.6	NM	4.81
Median: 2006				96.7	10.08	0.91	7.26	NA	NA	22.6	209.7	209.7	30.1	23.14

Capital Funding Bancorp	MD	AmericasBank Corp.	B	145.9	5.25	(3.94)	(54.40)	04/03/09	C	0.3	3.5	3.5	NM	0.19
M&T Bank Corporation	NY	Provident Bankshares	B	6,410.5	8.46	(0.26)	(2.64)	12/18/08	C	402.0	71.5	150.3	NM	6.27
Capital One Financial Corp.	VA	Chevy Chase Bank, F.S.B.	T	15,499.5	5.69	0.03	0.52	12/03/08	C	520.0	58.9	66.0	NM	3.35
Eagle Bancorp, Inc.	MD	Fidelity & Trust Financial	B	452.0	6.61	(1.64)	(22.35)	12/02/07	C	48.8	137.3	137.3	NM	10.80
Affinity Financial Corp.	CA	American Partners Bank, FSB	T	140.2	6.39	(3.96)	(40.69)	03/06/07	C	NA	NA	NA	NA	NA
Bradford Bank	MD	Senator Bank (3)	T	19.1	7.78	(0.10)	(1.33)	01/25/07	C	NA	NA	NA	NA	NA
Bradford Bank	MD	Golden Prague FS&LA (3)	T	29.3	9.27	0.23	2.73	12/28/06	C	NA	NA	NA	NA	NA
Sandy Spring Bancorp, Inc.	MD	CN Bancorp, Inc.	B	151.3	13.58	0.96	7.26	12/13/06	C	44.2	209.7	209.7	30.1	29.23
E*TRADE Financial Corp.	NY	United Medical Bank, FSB	T	29.7	10.12	(10.72)	(95.20)	11/15/06	C	NA	NA	NA	NA	NA
PNC Financial Services	PA	Mercantile Bankshares	B	17,002.7	13.32	1.73	12.59	10/08/06	C	6,027.1	257.6	377.7	20.3	35.45
Community Banks, Inc.	PA	BUCS Financial Corp	T	143.7	8.01	0.30	3.72	09/05/06	C	22.6	184.0	184.0	41.4	15.72
Bradford Bancorp, Inc.	MD	Valley Bancorp, Inc.	T	49.9	10.08	0.91	8.92	07/28/06	C	9.6	190.4	190.4	31.6	19.20
Sterling Financial Corp.	PA	Bay Net Financial, Inc.	T	96.7	7.37	1.10	13.62	03/30/06	C	22.3	337.8	337.8	24.5	23.14

(1)	B=bank; T=thrift.

(2)	P=pending; C=completed.

(3)	Mutual to mutual merger.
Source: SNL Financial.

Feldman Financial Advisors, Inc.
Stock Market Conditions
     Table 20 displays the performance of the SNL All Public Thrift, SNL Thrift <$500 Million Assets, SNL Mid-Atlantic Thrift, and the SNL Bulletin Board and Pink Sheet Thrift Index as compared to the Standard & Poor’s 500-Stock Index (“S&P 500”) over various periods. The public thrift indexes generally tracked the cyclical trends of the broader stock index in calendar 2008, but were outperformed by the S&P 500 during 2009. The All Public Thrift Index declined by 38.2% in 2008, parallel with the 38.5% decline in the S&P 500.
     The market for bank and thrift stocks turned sour in the middle of 2008 and plummeted further in the fall of 2008 through the spring of 2009. Rising concerns over the health of the banking system and the viability of several large financial concerns placed increased pressure on financial stock issues. Market prices of banks and thrift stocks were particularly hard hit by the mortgage crisis and dismal real estate market conditions. Financial stocks rebounded starting in March 2009 as Federal Reserve Board and U.S. Treasury stimulus initiatives began to stabilize some of the long-term concerns overhanging the credit and capital markets. While the broader market staged a strong rally in 2009, the financial sector continued to suffer due to intensifying credit losses and mounting failures of distressed institutions. The SNL All Public Thrift index declined 10.2% from December 31, 2008 to December 31, 2009, while the S&P 500 actually increased by 23.5% over the same period.
     As the banking industry showed increased signs of stabilizing into 2010, the thrift indexes have fared better than the S&P 500 on a year-to-date basis through June 1, 2010. The SNL All Public Thrift index decreased 1.0% from December 31, 2009 to June 1, 2010, while the S&P 500 decreased by 4.0% over the same period. The SNL Mid-Atlantic Thrift index, the SNL index of thrifts less than $500 million in assets and the SNL Bulletin Board listed thrift index

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outperformed the aforementioned indices. The SNL Mid-Atlantic Thrift Index, which was down 19.4% in calendar 2008 and down 8.7% in calendar 2009, has increased 1.5% this year through June 1, 2010, while the SNL index of thrifts with assets less than $500 million advanced 7.9% from December 31, 2009 to June 1, 2010 and the Bulletin Board thrift index advanced 3.2%.
     In the first quarter of calendar 2010, the OTS reported that the thrift industry reported essentially breakeven profits for 2009, the first annual positive earnings since 2006. On May 24, 2010, the OTS reported that for the first quarter of calendar 2010, the industry recorded profits of $1.8 billion, the third consecutive quarter of profitability for the industry, with approximately 60% of all thrifts reporting higher earnings than the previous quarter. Asset quality also showed signs of stabilizing, as troubled assets were slightly lower than during the previous quarter and a year earlier, but remained at elevated levels. Troubled assets (noncurrent loans and repossessed assets) fell to 3.27% of assets at the end of the first quarter of calendar 2010, from 3.29% at the end of the previous quarter and 3.35% one year earlier. The number of problem thrifts, those with examination ratings of 4 or 5, increased to 50 thrifts at March 31, 2010 from 43 thrifts at December 31, 2009. Generally speaking, the OTS regulated thrifts continued to be strongly capitalized with 97.2% of the industry reporting capital exceeding “well-capitalized” regulatory standards. However, we continue to believe the uncertain industry environment and the volatile swings in the market for bank and thrift stocks warrant a downward adjustment.

Feldman Financial Advisors, Inc.
Table 20
Comparative Stock Index Performance

	12/31/07-	12/31/08-	12/31/09-
Index	12/31/08	12/31/09	6/1/10
SNL All Public Thrift	-38.2%	-10.2%	-1.0%

SNL Mid-Atlantic Thrift	-19.4%	-8.7%	1.5%

SNL Thrift <$500 Million	-24.9%	1.3%	7.9%

SNL Bulletin Board & Pink Sheet Thrifts	-65.6%	-9.8%	3.2%

S&P 500	-38.5%	23.5%	-4.0%
Source: SNL Financial.
New Issue Discount
     A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions. The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 21 presents a summary of standard full conversion offerings since January 1, 2008.
     As noted earlier, thrift stock conversion activity has diminished considerably in the wake of the sharp marked downturn in market conditions. There were only four standard conversion offerings in 2008, followed by three in 2009. In the month of January 2010, four standard conversion offerings were completed. Most recently, in April 2010, Harvard Illinois Bancorp

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completed a standard conversion. The after-market price performance of standard thrift conversion IPOs has been mixed. Of the 12 standard conversion offerings completed since January 1, 2008, the average and median one-week price changes were 6.7% and 0.8%, respectively. Through June 1, 2010, the cumulative price changes reflected an average of 20.7% and median of 13.2%. The after-market price performance of the three conversion offerings listed on the OTCBB has been more restrained. Through June 1, 2010, the cumulative price changes of the OTCBB-listed conversion offering reflected an average of 7.1% and median of 0.0%.
     As shown in Table 21, the median pro forma price-to-book and price-to-tangible book ratios were 58.7% and 59.1% for these 12 conversion offerings. The median price-to-book and price-to-tangible book ratios were 44.7% for the three OTCBB-listed conversion offerings. Five standard conversion offerings have been completed thus far in 2010 as summarized on the following page.
     Athens Bancshares Corp. (Athens, Tennessee) completed its conversion offering on January 7, 2010 at a pro forma price-to-book ratio of 58.0%, and its stock price advanced 16.0% to $11.60 at the end of first day of trading from the $10.00 IPO price. Athens Bancshares raised gross proceeds of $26.8 million and had total assets of $246.0 million and a pre-conversion equity-to-assets ratio of 10.50%. The stock offering was oversubscribed with approximate orders of $34 million and closed at the adjusted maximum of the offering range. As of June 1, 2010, Athens Bancshares closed at a market price of $10.70, or up 7.0% from its IPO price.

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     Versailles Financial Corp. (Versailles, Ohio) accomplished its conversion offering on January 11, 2010 by raising gross proceeds of $4.3 million at a pro forma price-to-book ratio of 40.5%. Its stock price has remained unchanged from the IPO price of $10.00 since no trades have been reported. The stock is listed on the OTCBB. Versailles Financial had total assets of $41.6 million and a pre-conversion equity-to-assets ratio of 17.89%. The stock offering was not oversubscribed and closed slightly above the minimum of the offering range.
     OmniAmerican Bancorp, Inc. (Fort Worth, Texas) completed its stock conversion offering on January 21, 2010 by raising gross proceeds of $119.0 million at a pro forma price-to-book ratio of 62.0%. The stock advanced 18.5% in the first day of trading to close at $11.85. OmniAmerican Bancorp had total assets of $1.0 billion and a pre-conversion equity-to-assets ratio of 9.08%. The stock offering was oversubscribed and closed at the adjusted maximum of the offering range. As of June 1, 2010, OmniAmerican Bancorp closed at a market price of $11.49, or up 14.9% from its IPO price of $10.00.
     OBA Financial Services, Inc. (Germantown, Maryland) completed its stock conversion offering on January 22, 2010 by raising gross proceeds of $46.3 million at a pro forma price-to-book ratio of 59.4%. The stock advanced 3.9% in the first day of trading to close at $10.39. OBA Financial had total assets of $357.9 million and a pre-conversion equity-to-assets ratio of 10.90%. The stock offering was oversubscribed with approximate orders of $112 million and closed at the adjusted maximum of the offering range. As of June 1, 2010, OBA Financial closed at a market price of $11.15 or up 11.5% from its IPO price of $10.00.

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     Harvard Illinois Bancorp, Inc. (Harvard, Illinois), a Bulletin Board listed thrift, completed its stock conversion offering on April 9, 2010 by raising gross proceeds of $7.8 million at a pro forma price-to-book ratio of 43.1%. The stock remained flat on the first day of trading and closed at its offer price of $10.00. Harvard Illinois had total assets of $157.2 million and a pre-conversion equity-to-assets ratio of 7.75%. The stock offering was closed near the minimum of the offering range. As of June 1, 2010, Harvard Illinois closed at a market price of $7.89, or down 21.5% from its IPO price of $10.00.
     Thrift conversions price at discounts to publicly traded companies as increases in valuation levels result in ever-larger increases in capital and producing marginal returns in this additional equity. Coupled with the problems in the thrift industry related to the housing market and the decline in earnings for financial institutions, this discount is now even greater. Given the recent performance of thrift conversions, we believe a downward adjustment is warranted for new issues.

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Table 21
Summary of Recent Standard Conversion Stock Offerings
Transactions Completed Since January 1, 2008

						Pro Forma Ratios					After-Market Trading
					Gross	Price/	Price/	Price/			Price Change			Change
			IPO	Total	Offering	Book	Tang.	LTM	IPO	6/1/10	One	One	One	Thru
		Stock	Conv.	Assets	Proceeds	Value	Book	EPS	Price	Price	Day	Week	Month	6/1/10
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	($)	($)	(%)	(%)	(%)	(%)

Average	NA	NA	NA	475.8	58.8	57.9	60.7	27.4	NA	NA	8.3	6.7	5.9	20.7
Median	NA	NA	NA	301.9	36.5	58.7	59.1	24.3	NA	NA	0.3	0.8	2.8	13.2

Average — OTCBB listed	NA	NA	NA	67.1	6.8	44.5	44.5	36.0	10.0	10.7	0.0	1.3	1.0	7.1
Median — OTCBB listed	NA	NA	NA	45.9	6.1	44.7	44.7	36.0	10.0	10.0	0.0	0.0	0.0	0.0
Average — NASDAQ listed	NA	NA	NA	680.2	84.8	64.7	68.9	25.7	10.0	12.8	12.5	9.4	8.4	27.5
Median — NASDAQ listed	NA	NA	NA	534.1	83.7	61.1	61.1	19.2	10.0	12.4	9.4	2.5	3.1	24.0

Harvard Illinois Bancorp, Inc.	IL	OTCBB	04/09/10	157.2	7.8	43.1	43.1	NM	10.00	7.85	0.0	0.0	(1.0)	(21.5)
OBA Financial Services, Inc.	MD	NASDAQ	01/22/10	357.9	46.3	59.4	59.4	NM	10.00	11.15	3.9	1.5	3.0	11.5
OmniAmerican Bancorp, Inc.	TX	NASDAQ	01/21/10	1,006.3	119.0	62.0	62.0	NM	10.00	11.49	18.5	14.0	9.9	14.9
Versailles Financial Corporation	OH	OTCBB	01/11/10	41.6	4.3	40.5	40.5	36.0	10.00	10.00	0.0	0.0	0.0	0.0
Athens Bancshares Corporation	TN	NASDAQ	01/07/10	246.0	26.8	58.0	58.8	13.9	10.00	10.70	16.0	15.0	10.6	7.0
Territorial Bancorp Inc.	HI	NASDAQ	07/13/09	1,223.8	122.3	60.1	60.2	15.9	10.00	19.29	49.9	47.2	48.0	92.9
St. Joseph Bancorp, Inc.	MO	OTCBB	02/02/09	19.4	3.8	46.3	46.3	NM	10.00	10.00	0.0	0.0	0.0	0.0
Hibernia Homestead Bancorp, Inc.	LA	OTCBB	01/28/09	50.2	11.1	48.1	48.1	NM	10.00	15.00	0.0	5.0	5.0	50.0
First Savings Financial Group, Inc.	IN	NASDAQ	10/07/08	215.4	24.3	51.1	51.1	NM	10.00	13.30	(1.0)	(4.0)	(8.0)	33.0
Home Bancorp, Inc.	LA	NASDAQ	10/03/08	448.1	89.3	69.7	69.7	19.2	10.00	13.52	14.9	3.5	3.1	35.2
Cape Bancorp, Inc.	NJ	NASDAQ	02/01/08	620.1	78.2	73.2	105.8	50.0	10.00	7.10	0.5	0.1	(2.0)	(29.0)
Danvers Bancorp, Inc.	MA	NASDAQ	01/10/08	1,324.1	171.9	83.7	83.9	29.4	10.00	15.46	(2.6)	(2.2)	2.6	54.6

(1)	Conversion stock offering was completed in conjunction with a simultaneous acquisition.
Source: SNL Financial.

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Adjustments Conclusion
     It is our opinion that the Bank’s pro forma valuation should be discounted relative to the Comparative Group because of factors associated with liquidity of the issue, stock market conditions, and the new issue discount. The magnitude of these discounts is offset modestly by the slight upward adjustment accorded to the Bank for its financial condition fundamentals relative to the Comparative Group. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, converting thrifts are often valued at substantial discounts to peer institutions relative to price-to-book and price-to-earnings ratios. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.
Valuation Approach
     In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). As Madison Square and the Comparative Group Companies recorded negative earnings for the last twelve month period, P/E ratios are not meaningful. Table 22 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of June 1, 2010. As shown in Table 22, the average and median P/B ratio for the Comparative Group was 55.9% and 60.9%, respectively, and the average and median P/TB ratio was 57.8% and 62.1%.
     Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio is an important valuation ratio in the current thrift stock environment

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for companies reporting core profitability. In other cases where companies are reporting core losses, as was the case with Madison Square, the P/B and P/TB become key determinants of our estimate of the Company’s pro forma market value.
     In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a pro forma price-to-book ratio and price-to-tangible book ratio of 47.8% for the Company, which reflect an aggregate midpoint value of $7.0 million based on the assumptions summarized in Exhibit IV. Employing a range of 15% above and below the midpoint, the resulting minimum value of $5.95 million reflects a 43.5% P/B ratio and the resulting maximum value of $8.05 million reflects a 51.7% P/B ratio. The adjusted maximum, an additional 15.0% above the maximum, is positioned at approximately $9.26 million and a P/B ratio of 55.6%.
     The Bank’s pro forma midpoint P/B ratio of 47.8% reflects a 14.4% discount to the Comparative Group average P/B ratio of 55.9% and a 21.4% discount to the Comparative Group median P/B ratio of 60.9%. The Bank’s pro forma maximum P/B ratio of 51.7% reflects a 7.6% discount to the Comparative Group average P/B ratio and a 15.1% discount to the Comparative Group median P/B ratio. At the adjusted maximum, the Bank’s pro forma P/B ratio of 55.6% reflects a slight (0.6%) discount to the Comparative Group average P/B ratio and an 8.8% discount to the Comparative Group median P/B ratio.
     The Bank’s pro forma midpoint P/TB ratio of 47.8% reflects a 17.2% discount to the Comparative Group average P/TB ratio of 57.8% and a 23.0% discount to the Comparative Group median P/TB ratio of 62.1%. The Bank’s pro forma maximum P/TB ratio of 51.7% reflects a 10.6% discount to the Comparative Group average P/TB ratio and a 16.8% discount to the Comparative Group median P/TB ratio. At the adjusted maximum, the Bank’s pro forma

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P/TB ratio of 55.6% reflects a discount of 3.9% to the Comparative Group average P/TB ratio and an 10.6% discount to the Comparative Group median P/TB ratio.
     Based on the price-to-assets valuation metric, the Bank’s pro forma midpoint of $7.0 million reflects a corresponding P/A valuation ratio of 4.59%, ranging from 3.93% at the pro forma valuation minimum to 5.25% and 5.99% at the maximum and adjusted maximum, respectively. The Bank’s comparatively weaker pro forma capitalization level, primarily at the minimum and midpoint, resulted in P/A ratio discounts at the upper end of the range in contrast to the Comparative Group average P/A ratio of 6.62% and median P/A ratio of 6.15%.
Valuation Conclusion
     It is our opinion that, as of June 1, 2010, the aggregate estimated pro forma market value of the Bank on a fully converted basis was within the Valuation Range of $5,950,000 to $8,050, 000 with a midpoint of $7,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $9,257,500.
     Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the stock offering. Exhibit IV-2 displays the pro forma financial data at each level of the Valuation Range. Exhibit IV-3 provides more detailed data at the maximum valuation. Exhibit IV-4 compares the Bank’s pro forma valuation ratios with the averages and medians reported by the Comparative Group and All Public Thrifts.

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Table 22
Comparative Pro Forma Market Valuation Analysis
Madison Square Federal Savings Bank and the Comparative Group
Computed from Market Price Data as of June 1, 2010

	Current	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)

Madison Square FSB(1)
Pro Forma Minimum	10.00	6.0	NM	NM	43.5	43.5	3.93	9.03	9.03	0.00
Pro Forma Midpoint	10.00	7.0	NM	NM	47.8	47.8	4.59	9.60	9.60	0.00
Pro Forma Maximum	10.00	8.1	NM	NM	51.7	51.7	5.25	10.15	10.15	0.00
Pro Forma Adj. Maximum	10.00	9.3	NM	NM	55.6	55.6	5.99	10.79	10.79	0.00

Comparative Group Average	NA	30.8	NM	NM	55.9	57.8	6.62	11.70	11.36	0.53
Comparative Group Median	NA	22.6	NM	NM	60.9	62.1	6.15	10.68	10.53	0.00

All Public Thrift Average(2)	NA	333.9	21.7	23.3	75.0	83.6	8.20	11.09	10.13	2.01
All Public Thrift Median(2)	NA	58.6	16.6	15.2	74.6	79.7	6.77	9.91	9.08	1.76

Comparative Group
BCSB Bancorp, Inc.	9.99	31.2	NM	NM	63.6	63.7	5.28	9.90	9.89	0.00
Central Federal Corporation	1.60	6.6	NM	NM	41.8	42.2	2.33	7.88	7.83	0.00
Chicopee Bancorp, Inc.	11.55	73.7	NM	NM	77.9	77.9	13.50	17.33	17.33	0.00
Citizens Community Bancorp, Inc.	4.11	21.0	NM	9.2	37.8	42.9	3.64	9.64	8.60	0.00
CMS Bancorp, Inc.	8.30	15.5	NM	NM	73.8	73.8	6.81	9.22	9.22	0.00
First Bancshares, Inc.	9.32	14.5	NM	NM	60.2	60.6	6.75	11.22	11.16	0.00
First Clover Leaf Financial Corp.	5.99	47.5	NM	NM	61.6	73.8	8.05	13.08	11.16	4.01
First Federal of Northern Michigan Bcrp	2.06	5.9	NM	NM	25.5	26.5	2.59	10.14	9.81	0.00
Hampden Bancorp, Inc.	9.46	67.7	NM	NM	72.0	72.0	11.71	16.25	16.25	1.27
WSB Holdings, Inc.	3.09	24.3	NM	NM	44.9	44.9	5.55	12.37	12.37	0.00

(1)	Pro forma ratios assume sale of 100% of the to-be-outstanding common stock, reflecting gross proceeds of $6.0 million at the minimum, $7.0 million at the midpoint, $8.1 million at the maximum, and $9.3 million at the adjusted maximum of the valuation range.

(2)	Companies traded on a major exchange; excludes mutual holding companies and companies being acquired in announced merger transactions.
Source: Madison Square Federal Savings Bank; SNL Financial; Feldman Financial.

Exhibit 99.1
Exhibit I
Background of Feldman Financial Advisors, Inc.
Overview of Firm
Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.
Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.
Background of Senior Professional Staff
Trent Feldman — President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.
Peter Williams — Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.
Michael Green — Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.
Greg Izydorczyk — Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

Exhibit II-1
Madison Square FSB
Balance Sheets
As of March 31, 2009 and 2010
(Dollars in Thousands)

	March 31
	2010	2009
ASSETS
Cash and cash equivalents	$13,355	$16,321
Certificates of deposit	957	—
Securities available for sale, at fair value	33,481	25,574
Securities held to maturity, at amortized cost	2,283	3,210
Federal Home Loan Bank stock	243	243
Loans receivable, net	90,336	89,409
Accrued interest receivable	431	442
Premises and equipment, net	3,983	4,185
Foreclosed real estate	—	—
Other assets	1,820	1,047

TOTAL ASSETS	$146,889	$140,432

LIABILITIES AND EQUITY
Deposits:
Non-interest-bearing	$5,268	$4,041
Interest-bearing demand deposits	7,415	7,274
Savings deposits	23,233	22,169
Time certificates	101,049	96,098

Total deposits	136,965	129,581

Federal Home Loan Bank advances	—	—
Other liabilities	1,769	939

Total liabilities	137,826	130,520

Retained earnings	8,904	9,759
Accumulated other comprehensive income	159	153

Total equity	9,063	9,911

TOTAL LIABILITIES AND EQUITY	$146.889	$140,432

Source: Madison Square FSB, audited financial statements.

Exhibit II-2
Madison Square FSB
Income Statements
For the Years Ended March 31, 2009 and 2010
(Dollars in Thousands)

	Years Ended March 31,
	2010	2009
Total interest income	$6,322	$5,916
Total interest expense	3,022	3,584

Net interest income	3,300	2,332

Provision for loan losses	242	213

Net interest income after provision	3,057	2,119

Gain on disposal of property	35	719
Gain on sale of securities	0	(1,196)
Other than temporary impairment on securities	(283)	0
Other income	274	254

Total non-interest income	26	(223)

Salaries and employment expenses	1,888	1,922
Occupancy and equipment expense	1,043	1,123
Audit and accounting fees	98	79
Data processing	201	197
Other operating expenses	707	489

Total non-interest expense	3,938	3,812

Income before income tax expense	(855)	(1,916)
Income tax expense	0	(198)

Net income	$(855)	$(1,718)

Source: Madison Square FSB, audited financial statements.

Exhibit II-3
Loan Portfolio Composition
As of March 31, 2009 and 2010
(Dollars in Thousands)

	March 31, 2010		March 31, 2009
	Amount	Percent	Amount	Percent
Real estate loans:
Residential mortgages	$64,613	71.14%	$69,339	77.35%
Commercial	11,598	12.77	10,574	11.80
Land	4,849	5.34	2,750	3.07
Lines of credit	1,407	1.55	186	0.21
Residential construction	2,396	2.64	1,803	2.01

Total real estate loans	84,863	93.44	84,653	94.44

Commercial and consumer loans:
Commercial loans	4,756	5.24	3,091	3.45
Consumer loans	1,203	1.32	1,894	2.11

Total commercial and consumer	5,959	6.56	4,986	5.56

Total loans	90,821	100.00%	89,639	100.00%

Net deferred expense	120		150
Allowance for loan losses	(605)		(380)

Total loans, net	$90,336		$89,409

Source: Madison Square FSB, preliminary prospectus.

Exhibit II-4
Net Loan Activity
For the Years Ended March 31, 2009 and 2010
(Dollars in Thousands)

	Years Ended March 31,
	2010	2009
Total loans at beginning of period	$89,639	$76,504

Loans originated

Real estate:
Residential	7,936	12,337
Commercial	4,855	10,913
Land	1,465	3,267
Line of credit	1,042	213
Residential construction	—	1,565

Commercial and consumer loans:
Commercial	5,513	7,137
Consumer	371	400

Total loans originated	21,183	35,832

Loans purchased	940	3,530

Deduct:
Loan principal payments	18,219	19,152
Loan sales	2,704	7,067
Loan charge-offs (net)	17	9

Total deductions	20,940	26,227

Net loan activity	1,183	13,135

Total loans at end of period	$90,822	$89,639

Source: Madison Square FSB, preliminary prospectus.

Exhibit II-5
Investment Portfolio Composition
As of March 31, 2009 and 2010
(Dollars in Thousands)

	March 31, 2010		March 31, 2009
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Securities held to maturity
Mortgage-backed securities (agency)	$1,178	$1,206	$1,633	1,668

Mortgage-backed securities (non-agency)	1,106	1,018	1,577	$1,462

Total secs. held to maturity	2,284	2,223	3,210	3,130

Securities available for sale
U.S. Government and federal agency obligations	4,499	4,514	7,006	7,034
Brokered certificates of deposit	2,671	2,665	2,640	2,641
Mortgage-backed securities	26,011	26,302	15,679	15,899

Total secs. available for sale	33,181	33,481	25,325	25,574

Total investment securities	$35,501	$35,764	$28,535	$28,704

Source: Madison Square FSB, preliminary prospectus.

Exhibit II-6
Deposit Account Distribution
As of March 31, 2009 and 2010
(Dollars in Thousands)

	March 31, 2010		March 31, 2009
		Pct. of		Pct. of
	Amount	Total	Amount	Total
Certificates of deposit:
0.00% - 1.00%	$2,116	1.54%	$0	0.00%
1.01% - 2.00%	38,452	28.07	3,933	3.04
2.01% - 3.00%	35,997	26.28	24,847	19.17
3.01% - 4.00%	10,827	7.90	28,687	22.14
4.01% - 5.00%	13,350	9.75	38,193	29.47
5.01% - 6.00%	307	0.22	439	0.34

Total certificate accounts	101,049	73.78	96,098	74.16

Non-interest bearing deposits	5,268	3.85	4,041	3.12
Interest-bearing demand deposits	7,415	5.41	7,274	5.61
Savings deposit accounts	23,233	16.96	22,169	17.11

Total transaction accounts	35,916	26.22	33,484	25.84

Total deposits	$136,965	100.00%	$129,581	100.00%

Source: Madison Square FSB, preliminary prospectus.

Exhibit II-7
Real Estate Properties
As of March 31, 2010
(Dollars in Thousands)

		Date of	Net Book
Description/	Leased/	Lease	Value of
Address	Owned	Expiration	Property

Main Office and Headquarters 9649 Belair Road Suite 300 Baltimore, Maryland	Leased	03/31/11	$13

Branch Offices Perry Hall Branch 9651 Belair Road Baltimore, Maryland	Owned	NA	1,114

Gardenville Branch 5415 Belair Road Baltimore, Maryland	Owned	NA	1,193

Fallston Branch 2209 Belair Road Fallston, Maryland	Leased (1)	2040	632

Belair Branch 126 N. Main Street Bel Air, Maryland	Leased	10/13/13	75

Total			$2,993

(1)	Madison Square Federal Savings Bank acquired the Fallston Branch facility subject to a land lease. At termination of the land lease, the facility reverts to the landlord. The lease expiration date above assumes extension of all renewal options under the lease available to Madison Square Federal Savings Bank.
Source: Madison Square Federal Savings Bank, preliminary prospectus.

Exhibit III
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	6/01/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	Ticker	State	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
All Public Thrifts (1)
Abington Bancorp, Inc.	ABBC	PA	1,267	16.93	16.93	(0.63)	(3.48)	9.02	188.1	NM	NM	87.8	87.8	14.85	2.22
Anchor BanCorp Wisconsin Inc.	ABCW	WI	4,459	1.37	1.28	(3.75)	(128.79)	0.72	15.6	NM	NM	NM	NM	0.36	0.00
Astoria Financial Corporation	AF	NY	20,061	6.06	5.19	0.15	2.64	14.52	1,421.5	41.5	37.4	112.0	132.1	6.79	3.58
Athens Bancshares Corporation	AFCB	TN	275	18.06	NA	NA	NA	10.70	29.7	NA	NA	59.8	NA	10.79	0.00
Bank Mutual Corporation	BKMU	WI	3,445	11.64	10.24	0.25	2.14	6.30	286.5	33.2	80.5	71.9	82.9	8.32	4.44
BankAtlantic Bancorp, Inc.	BBX	FL	4,748	2.52	2.20	(3.27)	(91.92)	1.90	91.7	NM	NM	78.2	86.4	1.96	0.00
BankFinancial Corporation	BFIN	IL	1,559	16.92	15.48	(0.01)	(0.07)	8.40	179.8	NM	69.4	68.2	75.8	11.55	3.33
BCSB Bancorp, Inc.	BCSB	MD	601	9.90	9.89	(0.39)	(3.79)	9.99	31.2	NM	NM	63.6	63.7	5.28	0.00
Beacon Federal Bancorp, Inc.	BFED	NY	1,073	9.69	9.69	0.41	4.41	8.82	57.6	12.6	9.5	55.4	55.4	5.37	2.27
Berkshire Hills Bancorp, Inc.	BHLB	MA	2,705	14.24	8.30	(0.62)	(4.09)	18.01	252.7	NM	NM	65.6	120.3	9.34	3.55
BofI Holding, Inc.	BOFI	CA	1,401	7.74	7.74	1.52	20.77	15.12	152.0	6.9	9.0	127.2	127.2	9.02	0.00
Broadway Financial Corporation	BYFC	CA	520	6.40	6.40	0.31	4.38	3.62	6.3	8.2	6.3	28.2	28.2	1.24	1.10
Brookline Bancorp, Inc.	BRKL	MA	2,639	18.64	17.20	0.87	4.65	9.63	568.5	25.3	25.7	116.0	128.1	21.55	3.53
Cape Bancorp, Inc.	CBNJ	NJ	1,073	12.05	10.11	(1.58)	(12.66)	7.10	94.5	NM	NM	73.1	89.1	8.81	0.00
Carver Bancorp, Inc.	CARV	NY	812	8.01	7.98	0.15	1.89	7.70	19.1	51.3	NM	41.4	41.6	2.40	5.19
Central Bancorp, Inc.	CEBK	MA	542	8.32	7.94	0.36	4.65	11.51	19.2	12.5	9.3	54.0	57.6	3.60	1.74
Central Federal Corporation	CFBK	OH	289	7.88	7.83	(3.41)	(35.26)	1.60	6.6	NM	NM	41.8	42.2	2.33	0.00
CFS Bancorp, Inc.	CITZ	IN	1,092	10.18	10.18	(0.12)	(1.17)	5.66	61.2	NM	NM	55.1	55.1	5.61	0.71
Chicopee Bancorp, Inc.	CBNK	MA	546	17.33	17.33	(0.33)	(1.86)	11.55	73.7	NM	NM	77.9	77.9	13.50	0.00
Citizens Community Bancorp, Inc.	CZWI	WI	577	9.64	8.60	(0.64)	(6.30)	4.11	21.0	NM	9.2	37.8	42.9	3.64	0.00
Citizens South Banking Corporation	CSBC	NC	1,133	8.51	8.34	(2.39)	(20.67)	6.21	56.6	NM	NM	84.0	86.7	5.14	2.58
CMS Bancorp, Inc.	CMSB	NY	227	9.22	9.22	(0.17)	(1.84)	8.30	15.5	NM	NM	73.8	73.8	6.81	0.00
Community Financial Corporation	CFFC	VA	548	8.95	8.95	0.67	7.52	4.25	18.5	5.2	4.9	50.5	50.5	3.48	0.00
Danvers Bancorp, Inc.	DNBK	MA	2,455	11.82	10.56	0.39	3.33	15.46	333.3	36.0	30.9	115.5	131.1	13.65	0.52
Dime Community Bancshares, Inc.	DCOM	NY	4,114	7.50	6.23	0.83	11.31	12.26	423.5	12.5	11.5	136.7	163.7	10.25	4.57
Eagle Bancorp Montana, Inc.	EBMT	MT	316	9.76	9.76	0.92	9.52	10.02	40.9	17.0	16.6	132.6	132.6	12.93	2.73
Elmira Savings Bank, FSB	ESBK	NY	489	11.28	8.84	0.92	8.52	14.92	28.7	9.4	9.0	78.0	121.1	6.08	5.36
ESB Financial Corporation	ESBF	PA	1,954	8.60	6.55	0.60	7.25	13.08	157.4	12.7	11.0	93.5	125.3	8.06	3.06
ESSA Bancorp, Inc.	ESSA	PA	1,059	16.91	16.91	0.54	3.00	12.39	170.5	29.5	29.5	95.2	95.2	16.11	1.61
FFD Financial Corporation	FFDF	OH	199	9.08	9.08	0.48	5.16	15.00	15.2	16.5	15.6	83.9	83.9	7.62	4.53
Fidelity Bancorp, Inc.	FSBI	PA	708	6.82	6.47	(0.35)	(5.33)	7.20	21.9	NM	NM	52.8	56.5	3.13	1.11
First Advantage Bancorp	FABK	TN	345	19.96	19.96	0.15	0.74	10.82	46.5	NM	36.2	68.6	68.6	13.69	1.85
First Bancshares, Inc.	FBSI	MO	214	11.22	11.16	(0.40)	(3.72)	9.32	14.5	NM	NM	60.2	60.6	6.75	0.00
First Capital, Inc.	FCAP	IN	463	10.18	9.09	0.21	2.09	14.85	41.4	43.7	37.2	88.1	99.9	8.95	4.85
First Clover Leaf Financial Corp.	FCLF	IL	591	13.08	11.16	(1.45)	(10.91)	5.99	47.5	NM	NM	61.6	73.8	8.05	4.01

III-1

Exhibit III
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	6/01/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	Ticker	State	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
All Public Thrifts (1)
First Community Bank Corporation of America	FCFL	FL	550	8.60	8.60	(1.25)	(15.51)	2.24	12.2	NM	NM	42.5	42.5	2.30	0.00
First Defiance Financial Corp.	FDEF	OH	2,059	11.45	8.65	0.26	2.26	10.55	85.6	26.4	11.9	43.0	62.8	4.23	0.00
First Federal Bancshares of Arkansas, Inc.	FFBH	AR	697	6.31	6.31	(5.68)	(63.25)	3.11	15.1	NM	NM	54.3	54.3	2.22	0.00
First Federal of Northern Michigan Bancorp, Inc.	FFNM	MI	230	10.14	9.81	(2.80)	(25.38)	2.06	5.9	NM	NM	25.5	26.5	2.59	0.00
First Financial Holdings, Inc.	FFCH	SC	3,381	9.91	8.88	0.27	2.87	13.18	217.8	12.1	NM	80.7	94.0	6.57	1.52
First Financial Northwest, Inc.	FFNW	WA	1,321	15.90	15.90	(4.57)	(24.35)	4.50	84.6	NM	NM	40.3	40.3	6.40	0.00
First Franklin Corporation	FFHS	OH	288	7.73	7.73	(0.62)	(8.14)	10.64	17.9	NM	NM	80.3	80.3	6.21	0.00
First Keystone Financial, Inc. (2)	FKFS	PA	489	6.26	6.26	(0.99)	(15.47)	12.68	30.9	NM	NM	101.1	101.1	6.32	0.00
First PacTrust Bancorp, Inc.	FPTB	CA	904	10.90	10.90	0.27	2.54	9.04	38.4	25.8	19.6	48.3	48.3	4.34	2.21
First Place Financial Corp.	FPFC	OH	3,209	8.25	7.99	(0.95)	(11.09)	4.55	77.2	NM	NM	39.6	41.6	2.46	0.00
First Savings Financial Group, Inc.	FSFG	IN	494	10.94	9.39	0.50	3.78	13.30	30.8	15.7	13.5	59.4	70.5	6.50	0.00
Flagstar Bancorp, Inc.	FBC	MI	14,333	7.71	7.71	(3.36)	(62.37)	4.61	706.7	NM	NM	80.9	80.9	4.82	0.00
Flushing Financial Corporation	FFIC	NY	4,183	8.82	8.43	0.66	7.93	13.39	417.2	14.2	12.0	113.1	118.4	9.97	3.88
GS Financial Corp.	GSLA	LA	277	10.12	10.12	0.17	1.60	12.35	15.5	34.3	35.5	55.1	55.1	5.57	3.24
Hampden Bancorp, Inc.	HBNK	MA	578	16.25	16.25	(0.15)	(0.90)	9.46	67.7	NM	NM	72.0	72.0	11.71	1.27
Harleysville Savings Financial Corporation	HARL	PA	843	6.13	6.13	0.54	8.99	15.10	55.3	12.2	11.4	106.9	106.9	6.56	5.03
HF Financial Corp.	HFFC	SD	1,234	7.59	7.22	0.55	7.91	10.06	69.8	9.5	7.9	74.5	78.7	5.65	4.47
Hingham Institution for Savings	HIFS	MA	966	6.94	6.94	0.98	13.65	37.72	80.1	9.1	8.9	119.5	119.5	8.29	2.44
HMN Financial, Inc.	HMNF	MN	1,028	9.50	9.50	(0.96)	(9.83)	5.03	21.7	NM	NA	29.4	29.4	2.16	0.00
Home Bancorp, Inc.	HBCP	LA	697	19.07	18.85	0.71	2.91	13.52	117.4	29.4	26.6	88.4	89.6	16.85	0.00
Home Federal Bancorp, Inc.	HOME	ID	852	24.30	24.30	0.84	3.18	14.85	247.8	34.5	NM	119.7	119.7	29.08	1.48
HopFed Bancorp, Inc.	HFBC	KY	1,052	7.80	7.71	0.25	3.16	11.10	40.0	25.2	10.1	62.4	63.4	3.86	4.32
Hudson City Bancorp, Inc.	HCBK	NJ	61,232	8.81	8.58	0.93	10.38	12.39	6,524.5	11.2	11.6	113.1	116.6	9.96	4.84
Independence Federal Savings Bank	IFSB	DC	134	3.97	3.97	(2.96)	(64.01)	1.15	1.8	NM	NA	33.6	33.6	1.34	0.00
Jefferson Bancshares, Inc.	JFBI	TN	663	12.08	8.72	0.16	1.34	4.20	28.0	24.7	33.1	35.1	50.4	4.23	0.00
Legacy Bancorp, Inc.	LEGC	MA	946	12.72	11.62	(0.87)	(6.58)	8.75	76.2	NM	NM	63.4	70.6	8.06	2.29
Louisiana Bancorp, Inc.	LABC	LA	327	22.00	22.00	0.73	3.07	14.57	66.6	27.5	29.0	92.7	92.7	20.40	0.00
LSB Corporation	LSBX	MA	807	7.69	7.69	0.70	8.07	12.19	54.9	12.1	16.7	88.5	88.5	6.81	2.95
LSB Financial Corp.	LSBI	IN	372	9.21	9.21	0.19	2.02	11.82	18.4	26.3	22.7	53.7	53.7	4.94	4.23
Mayflower Bancorp, Inc.	MFLR	MA	256	8.01	8.01	0.47	5.80	7.69	16.0	13.7	NA	78.1	78.1	6.26	3.12
Meta Financial Group, Inc.	CASH	IA	982	6.22	5.96	0.33	6.12	29.18	89.9	31.7	175.6	146.7	153.5	9.13	1.78
MutualFirst Financial, Inc.	MFSF	IN	1,487	8.76	8.42	0.19	2.08	7.50	52.4	53.6	14.5	53.1	56.3	3.60	3.20
NASB Financial, Inc.	NASB	MO	1,527	10.79	NA	1.05	10.15	16.50	129.8	7.9	NA	78.8	NA	8.50	5.45
New Hampshire Thrift Bancshares, Inc.	NHTB	NH	939	9.50	6.60	0.76	8.00	10.52	60.7	9.4	12.0	76.8	121.5	6.55	4.95

II-2

Exhibit III
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	6/01/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	Ticker	State	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
All Public Thrifts (1)
New York Community Bancorp, Inc.	NYB	NY	42,431	12.76	7.21	1.21	9.46	15.65	6,814.8	13.7	13.5	125.8	236.8	16.05	6.39
NewAlliance Bancshares, Inc.	NAL	CT	8,501	16.96	11.10	0.60	3.61	11.50	1,218.6	22.1	20.7	84.5	138.2	14.33	2.43
Newport Bancorp, Inc.	NFSB	RI	457	11.09	11.09	0.18	1.56	12.15	44.7	55.2	42.0	89.3	89.3	9.90	0.00
North Central Bancshares, Inc.	FFFD	IA	452	10.77	10.77	0.66	6.35	17.60	23.7	9.4	9.8	61.5	61.5	5.37	0.23
Northwest Bancshares, Inc.	NWBI	PA	8,085	16.11	14.22	0.45	3.88	11.30	1,251.0	36.5	25.7	96.1	111.2	15.48	3.54
OBA Financial Services, Inc.	OBAF	MD	379	21.11	NA	NA	NA	11.15	51.6	NA	NA	64.6	NA	13.63	0.00
Ocean Shore Holding Co.	OSHC	NJ	781	12.62	12.62	0.62	5.87	10.92	79.8	16.6	14.8	81.0	81.0	10.21	2.20
OceanFirst Financial Corp.	OCFC	NJ	2,199	8.51	8.51	0.82	9.18	12.01	226.1	12.5	11.2	120.8	120.8	10.28	4.00
OmniAmerican Bancorp, Inc.	OABC	TX	1,095	18.04	18.04	NA	0.94	11.49	136.8	NA	NA	69.2	69.2	12.48	0.00
Pamrapo Bancorp, Inc. (2)	PBCI	NJ	549	8.75	8.75	(1.27)	(14.44)	7.31	36.1	NM	NM	75.1	75.1	6.57	0.00
Park Bancorp, Inc.	PFED	IL	213	10.61	10.61	(1.97)	(17.66)	4.35	5.2	NM	NM	22.9	22.9	2.44	0.00
Parkvale Financial Corporation	PVSA	PA	1,896	7.86	6.44	0.32	4.02	8.83	48.8	10.8	5.6	41.7	55.2	2.62	2.27
People’s United Financial, Inc.	PBCT	CT	21,588	25.38	18.73	0.43	1.75	13.84	5,142.9	51.3	42.7	91.5	135.0	23.23	4.48
Provident Financial Holdings, Inc.	PROV	CA	1,405	8.85	8.85	(0.05)	(0.66)	6.59	75.2	NM	NM	60.5	60.5	5.35	0.61
Provident Financial Services, Inc.	PFS	NJ	6,797	13.16	8.37	0.49	3.73	12.03	720.9	20.7	18.4	80.6	134.1	10.61	3.66
Provident New York Bancorp	PBNY	NY	2,936	14.39	9.28	0.85	5.76	8.70	338.1	13.8	21.3	80.0	131.6	11.51	2.76
Pulaski Financial Corp.	PULB	MO	1,434	8.17	7.90	0.40	4.88	6.49	68.4	17.1	15.2	76.5	80.3	4.71	5.86
PVF Capital Corp.	PVFC	OH	889	9.59	9.59	(0.42)	(6.48)	2.12	53.9	NM	NM	63.1	63.1	6.05	0.00
River Valley Bancorp	RIVR	IN	395	7.93	7.92	0.48	6.90	14.00	21.2	12.1	11.9	80.0	80.1	5.40	6.00
Riverview Bancorp, Inc.	RVSB	WA	838	10.07	7.20	(0.62)	(6.00)	3.00	32.8	NM	NM	39.1	56.9	3.91	0.00
Rome Bancorp, Inc.	ROME	NY	328	18.64	18.64	1.06	5.93	9.25	62.7	16.8	NA	103.0	103.0	19.20	3.89
Severn Bancorp, Inc.	SVBI	MD	971	10.85	10.82	(1.46)	(13.01)	5.91	59.5	NM	NM	75.6	75.9	6.30	0.00
Superior Bancorp	SUPR	AL	3,344	5.60	5.15	(0.69)	(9.64)	2.75	34.5	NM	7.9	17.2	18.8	0.96	0.00
Teche Holding Company	TSH	LA	764	9.63	9.19	0.92	9.74	30.98	65.1	9.2	8.4	88.5	93.1	8.52	4.58
Territorial Bancorp Inc.	TBNK	HI	1,409	15.62	15.62	0.55	3.98	19.29	236.0	NA	NA	107.2	107.2	16.75	1.04
TF Financial Corporation	THRD	PA	716	10.12	9.54	0.59	5.98	21.20	56.9	12.8	13.3	74.6	79.3	7.54	3.77
Timberland Bancorp, Inc.	TSBK	WA	725	11.71	10.93	(0.31)	(2.45)	4.04	28.5	NM	NM	41.1	45.2	4.01	0.99
TrustCo Bank Corp NY	TRST	NY	3,719	6.74	6.73	0.79	11.82	5.96	458.2	16.1	16.1	182.6	182.8	12.30	4.19
United Community Financial Corp.	UCFC	OH	2,280	9.41	9.38	(1.04)	(10.62)	1.79	55.3	NM	NM	25.8	25.9	2.43	0.00
United Financial Bancorp, Inc.	UBNK	MA	1,513	14.82	14.35	0.41	2.48	13.26	221.7	36.8	24.6	99.0	102.8	14.68	2.11
United Western Bancorp, Inc.	UWBK	CO	2,610	5.16	5.16	(2.65)	(45.46)	1.10	32.3	NM	NM	24.0	24.0	1.24	0.00
Washington Federal, Inc.	WFSL	WA	13,803	13.16	11.52	0.84	6.42	17.02	1,914.3	18.1	45.5	105.4	122.8	13.87	1.18
Wayne Savings Bancshares, Inc.	WAYN	OH	406	9.11	8.64	0.55	6.18	8.25	24.8	10.7	10.2	67.0	71.1	6.11	2.91

III-3

Exhibit III
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	6/01/10	Value	EPS	EPS	Value	Book	Assets	Yield
Company	Ticker	State	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
All Public Thrifts (1)
Westfield Financial, Inc.	WFD	MA	1,200	20.47	20.47	0.47	2.21	8.03	237.5	42.3	37.5	96.8	96.8	19.81	2.49
WSB Holdings, Inc.	WSB	MD	438	12.37	12.37	(0.88)	(7.34)	3.09	24.3	NM	NM	44.9	44.9	5.55	0.00
WSFS Financial Corporation	WSFS	DE	3,812	8.04	7.71	(0.05)	(0.60)	40.07	284.4	NM	NM	111.8	118.3	7.56	1.20
WVS Financial Corp.	WVFC	PA	377	7.72	7.72	0.23	2.95	13.25	27.3	30.8	26.0	93.8	93.8	7.24	4.83
Average(2)	NA	NA	3,024	11.09	10.13	(0.18)	(3.88)	10.40	333.9	21.7	23.3	75.0	83.6	8.20	2.01
Median(2)	NA	NA	956	9.91	9.08	0.26	2.37	10.04	58.6	16.6	15.2	74.6	79.7	6.77	1.76

(1)	Excludes public thrifts subject to mutual holding company ownership.

(2)	Average and mean data exclude companies subject to pending acquisition.
Source: SNL Financial; Feldman Financial.

III-4

Exhibit IV-1
Pro Forma Assumptions for Conversion Stock Offering
1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 1.02%, which represented the yield on two-year U.S. Treasury securities at March 31, 2010. The effective corporate income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 0.67%.

3.	It is assumed that 7.0% of the total shares of common stock to be sold in the offering will be acquired by the Bank’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 15-year loan to the ESOP from the Company. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that that the Bank’s recognition and retention plan (“RRP”) will purchase in the open market a number of shares equal to 3.0% of the total shares sold in the offering. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RRP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RRP.

5.	It is assumed that an additional 10.0% of the total shares sold in the offering will be reserved for issuance by the Bank’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $4.19 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period, 25% of the options granted were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

6.	The fair value of stock options has been estimated at $4.19 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 3.84%; and a volatility rate of 21.86% based on an index of publicly traded thrift institutions.

7.	Total offering expenses are estimated at $730,000.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

Exhibit IV-2
Pro Forma Conversion Valuation Range
Madison Square Federal Savings Bank
Historical Financial Data as of March 31, 2010
(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.

Shares sold	595,000	700,000	805,000	925,750
Offering price	$10.00	$10.00	$10.00	$10.00

Gross proceeds	$5,950	$7,000	$8,050	$9,258
Less: estimated offering expenses	(730)	(730)	(730)	(730)

Net offering proceeds	5,220	6,270	7,320	8,528
Less: ESOP purchase	(417)	(490)	(564)	(648)
Less: RRP purchase	(179)	(210)	(242)	(278)

Net investable proceeds	$4,625	$5,570	$6,515	$7,602

Net Income:
Historical LTM ended 3/31/10	$(855)	$(855)	$(855)	$(855)
Pro forma income on net proceeds	31	37	44	51
Pro forma ESOP adjustment	(18)	(22)	(25)	(29)
Pro forma RRP adjustment	(24)	(28)	(32)	(37)
Pro forma option adjustment	(46)	(54)	(62)	(71)

Pro forma net income	$(912)	$(922)	$(930)	$(941)

Pro forma earnings per share	$(1.64)	$(1.41)	$(1.24)	$(1.09)

Core Earnings:
Historical LTM ended 3/31/10	$(606)	$(606)	$(606)	$(606)
Pro forma income on net proceeds	31	37	44	51
Pro forma ESOP adjustment	(18)	(22)	(25)	(29)
Pro forma RRP adjustment	(24)	(28)	(32)	(37)
Pro forma option adjustment	(46)	(54)	(62)	(71)

Pro forma core earnings	$(663)	$(673)	$(681)	$(692)

Pro forma core earnings per share	$(1.19)	$(1.03)	$(0.91)	$(0.80)

Total Equity	$9,063	$9,063	$9,063	$9,063
Net offering proceeds	5,220	6,270	7,320	8,528
Less: ESOP purchase	(417)	(490)	(564)	(648)
Less: RRP purchase	(179)	(210)	(242)	(278)

Pro forma total equity	$13,688	$14,633	$15,578	$16,665

Pro forma book value	$23.01	$20.90	$19.35	$18.00

Tangible Equity	$9,063	$9,063	$9,063	$9,063
Net offering proceeds	5,220	6,270	7,320	8,528
Less: ESOP purchase	(417)	(490)	(564)	(648)
Less: RRP purchase	(179)	(210)	(242)	(278)

Pro forma tangible equity	$13,688	$14,633	$15,578	$16,665

Pro forma tangible book value	$23.01	$20.90	$19.35	$18.00

Total Assets	$146,889	$146,889	$146,889	$146,889
Net offering proceeds	5,220	6,270	7,320	8,528
Less: ESOP purchase	(417)	(490)	(564)	(648)
Less: RRP purchase	(179)	(210)	(242)	(278)

Pro forma total assets	$151,514	$152,459	$153,404	$154,491

Pro Forma Ratios:
Price / LTM EPS	NM	NM	NM	NM
Price / Core EPS	NM	NM	NM	NM
Price / Book Value	43.5%	47.8%	51.7%	55.6%
Price / Tangible Book Value	43.5%	47.8%	51.7%	55.6%
Price / Total Assets	3.93%	4.59%	5.25%	5.99%
Total Equity / Assets	9.03%	9.60%	10.15%	10.79%
Tangible Equity / Assets	9.03%	9.60%	10.15%	10.79%

IV-2

Exhibit IV-3
Pro Forma Conversion Analysis at the Maximum Valuation
Madison Square Federal Savings Bank
Historical Financial Data as of March 31, 2010
Valuation Parameters

	Symbol	Data
Net income — LTM	Y	$-855,000
Core earnings — LTM	Y	-606,075
Net worth	B	9,063,000
Tangible net worth	B	9,063,000
Total assets	A	146,889,000
Expenses in conversion	X	730,000
Other proceeds not reinvested	O	805,000
ESOP purchase	E	563,500
ESOP expense (pre-tax)	F	37,879
RSP purchase	M	241,500
RSP expense (pre-tax)	N	48,485
Stock option expense (pre-tax)	Q	67,464
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	0.67%
Tax rate	T	34.00%
Shares for EPS	S	93.47%

Pro Forma Valuation Ratios at Maximum Value

Price / LTM EPS	P/E	NM	x
Price / Core EPS	P/E	NM	x
Price / Book Value	P/B	51.68%
Price / Tangible Book	P/TB	51.68%
Price / Assets	P/A	5.25%

Pro Forma Calculation at Maximum Value					Based on

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$8,050,000	[LTM earnings]
		1 — (P/E / S) * R

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$8,050,000	[Core earnings]
		1 — (P/E / S) * R

V	=	P/B * (B — X — E — M)	=	$8,050,000	[Book value]
		1 — P/B

V	=	P/TB * (B — X — E — M)	=	$8,050,000	[Tangible book]
		1 — P/TB

V	=	P/A * (B — X — E — M)	=	$8,050,000	[Total assets]
		1 — P/A
Pro Forma Valuation Range

Minimum =	$7,000,000	x	0.85	=	$5,950,000
Midpoint =	$7,000,000	x	1.00	=	$7,000,000
Maximum =	$7,000,000	x	1.15	=	$8,050,000
Adj. Max. =	$8,050,000	x	1.15	=	$9,257,500

IV-3

Exhibit IV-4
Comparative Valuation Ratio Differential
Pro Forma Conversion Valuation
Computed from Market Price Data as of June 1, 2010

				Madison			All Public
Valuation				Square	Comparative Group		Thrifts (1)
Ratio	Symbol			FSB	Average	Median	Average	Median
Price / LTM EPS	P	/E			NM	NM	21.7	16.6
Minimum		(x	)	NM	NA	NA	NA	NA
Midpoint				NM	NA	NA	NA	NA
Maximum				NM	NA	NA	NA	NA
Adj. Maximum				NM	NA	NA	NA	NA

Price / Core EPS	P	/E			NM	NM	23.3	15.2
Minimum		(x	)	NM	NA	NA	NA	NA
Midpoint				NM	NA	NA	NA	NA
Maximum				NM	NA	NA	NA	NA
Adj. Maximum				NM	NA	NA	NA	NA

Price / Book Value	P	/B			55.9	60.9	75.0	74.6
Minimum		(	%)	43.5	-22.3%	-28.6%	-42.1%	-41.7%
Midpoint				47.8	-14.4%	-21.4%	-36.2%	-35.8%
Maximum				51.7	-7.6%	-15.1%	-31.1%	-30.7%
Adj. Maximum				55.6	-0.6%	-8.8%	-25.9%	-25.5%

Price / Tangible Book	P/TB				57.8	62.1	83.6	79.7
Minimum			(%)	43.5	-24.8%	-30.1%	-48.0%	-45.4%
Midpoint				47.8	-17.2%	-23.0%	-42.8%	-39.9%
Maximum				51.7	-10.6%	-16.8%	-38.2%	-35.1%
Adj. Maximum				55.6	-3.9%	-10.6%	-33.6%	-30.3%

Price / Total Assets	P	/A			6.62	6.15	8.20	6.77
Minimum		(	%)	3.93	-40.7%	-36.1%	-52.1%	-42.0%
Midpoint				4.59	-30.7%	-25.3%	-44.0%	-32.2%
Maximum				5.25	-20.7%	-14.7%	-36.0%	-22.5%
Adj. Maximum				5.99	-9.5%	-2.6%	-26.9%	-11.5%

(1)	Excludes companies subject to MHC ownership or pending acquisition.

IV-4